UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Keane Group, Inc.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2019 Annual Meeting

Keane Group, Inc. Proxy Statement

ANNUAL MEETING

Thursday, May 9, 2019

10:00 A.M. Central Standard Time

The Woodlands Resort

2301 North Millbend Drive

The Woodlands, Texas 77380

MEETING HOURS

Registration 9:30 A.M.

Meeting 10:00 A.M.

Whether or not you plan to participate in the Annual Meeting in person, please promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

KEANE

Health, Safety, & Environment

The health and safety of our employees, and our responsibility for the environment in which we operate, is Keane's highest priority.

Partnership

We are a customer-focused business, which is accessible, responsive, and transparent in meeting our customers' needs.

Operational Excellence

We deliver as promised, helping our customers get the most out of their assets with the greatest efficiency.

Responsibility

We believe in continued responsible growth, fiscal stability, and transparency that creates value for our customers and employees.

Robert W. Drummond

Chief Executive Officer

1800 Post Oak Boulevard, Suite 450

Houston, TX 77056

April 1, 2019

Dear Keane Group, Inc. Stockholder,

Your board of directors and management cordially invite you to attend our 2019 Annual Meeting of Stockholders, to be held at The Woodlands Resort, located at 2301 North Millbend Drive, The Woodlands, Texas, 77380 on Thursday, May 9, 2019 at 10:00 A.M. Central Time.

Keane delivered another successful year, advancing our position as a leading U.S. well completions services provider. During 2018, we generated more than $390 million of adjusted EBITDA, reflecting growth of more than 80 percent. Keane delivered its best safety results to date, fostered and expanded our relationships with high-quality customers under our dedicated partnership model, invested in efficiency improvements and innovation across our completions offering, generated strong cash flow, extended our track-record of completing and integrating strategic M&A, and maintained and improved our balance sheet position. At end of 2018, we owned a fleet of approximately 1.4 million hydraulic horsepower in leading shale basins, including the Permian, Marcellus/Utica, Bakken and SCOOP/STACK.

We generated significant operating cash flow in 2018, enabling us to fund continued growth and return value to shareholders. We implemented a stock repurchase program and, for the year, bought back approximately $105 million of stock, retiring approximately 8 percent of our outstanding shares. Additionally, our Board authorized three increases in the program’s capacity, exiting 2018 with $100 million of availability under the stock repurchase program, evidencing our ongoing commitment to capital return for our investors. We’re committed to managing our capital allocation in a manner calculated to optimize shareholder value.

The environment for U.S. completions services was constructive for much of 2018, however, industry-wide challenges emerged later in the year and have extended into 2019. Despite a challenging market backdrop, Keane remains focused on what we do best—leading execution and helping our customers win, while proactively managing all aspects of our cost structure. Further supporting our business are our dedicated agreements, which are unique and serve as the foundation for our mutual through-cycle success with our customer partners.

Regardless of the shape and pace of recovery in 2019, we are positioned to generate attractive cash flow. We remain bullish on the long-term strength and growth of the U.S. well completions market. With this backdrop, Keane’s ongoing, through-cycle success will continue to result from our winning formula, including generating leading returns, focusing on technology and efficiency, delivering shareholder value and pursuing and leading consolidation. We will continue to employ this strategy going forward and beyond, with the help of all the talented Keane employees who dedicate every day to diligently helping our customers be successful.

Your vote is important to us. Regardless of whether you plan to attend the Annual Meeting, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope. Thank you for your continued support and interest in Keane.

Sincerely,

Robert W. Drummond

Chief Executive Officer

2019 Proxy Statement | i

Notice of 2019 Annual Meeting of Stockholders

May 9, 2019

10:00 A.M. Central Standard Time

The Woodlands Resort

2301 North Millbend Drive

The Woodlands, Texas 77380

Dear Stockholders,

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Keane Group, Inc. (the “Company”). At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

1.

To elect the twelve individuals named in this Proxy Statement as directors of the Company until the 2020 annual meeting of stockholders of the Company (the “2020 Annual Meeting”) or, in each case, until his or her earlier death, retirement, resignation or removal from the position of director;

2.

To ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm and auditor for the financial year ending December 31, 2019 and to authorize the board of directors of the Company, acting through the Audit and Risk Committee, to determine the auditors’ remuneration;

3.	To approve, in an advisory vote, the compensation of our named executive officers; and

4.	To approve an amendment to the Keane Group, Inc. Equity and Incentive Award Plan (the “Equity Plan”).

The board of directors recommends that you vote “FOR” Proposals 1, 2, 3 and 4. The foregoing items, including the votes required in respect of each, are set forth and more fully described in the accompanying Proxy Statement.

Stockholders of record at the close of business on March 13, 2019 are entitled to vote at the meeting or any adjournment. If you plan to attend the meeting, you will need to show proof of your stock ownership, such as a recent account statement, letter or proxy from your broker or other intermediary, along with photo identification. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 A.M., and seating will begin at 9:45 A.M.

Your vote is important to us. Whether or not you plan to participate in the Annual Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

By order of the board of directors

Kevin M. McDonald

Executive Vice President,

General Counsel & Corporate Secretary

Houston, Texas

April 1, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 9, 2019: This notice, the Proxy Statement, the proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 10-K”) are available on our website at www.keanegrp.com.

ii | Keane Group, Inc.

2019 Proxy Statement | iii

GENERAL INFORMATION

In this Proxy Statement, “Keane,” the “Company,” “we,” “us” and “our” refer to Keane Group, Inc., a Delaware corporation.

This Proxy Statement and proxy card are being made available on behalf of our board of directors, or our “Board,” to all stockholders beginning on or about April 1, 2019.

Meeting and Voting Information

Annual Meeting: May 9, 2019 at 10:00 A.M. Central Standard Time, The Woodlands Resort, 2301 North Millbend Drive, The Woodlands, Texas 77380.

Agenda

	Proposal	Required Approval	Board Recommendation
1.

Election of Directors. To elect each of the twelve individuals named in this Proxy Statement until the 2020 Annual Meeting or, in each case, until his or her earlier death, retirement, resignation or removal from the position of director.

		Majority of Votes Cast	FOR each nominee
2.

Ratify Appointment of Independent Auditors. To ratify the appointment of KPMG as our independent auditor for the fiscal year ending December 31, 2019 and to authorize the Board of Directors, acting through the Audit and Risk Committee, to determine the auditors’ remuneration.

		Majority of Votes Cast	FOR
3.	Approve Executive Compensation. To approve, in an advisory vote, the compensation of our named executive officers.	Majority of Votes Cast	FOR
4.	Equity Plan Amendment Vote. To approve an amendment to the Equity Plan.	Majority of Votes Cast	FOR

Who Can Vote

All registered stockholders at the close of business on March 13, 2019 (the “Record Date”) have the right to notice of, and to vote, in person or by proxy, at the Annual Meeting. Each share of common stock is entitled to one vote. As of the Record Date, there were 104,766,746 shares of Keane common stock outstanding and entitled to vote.

Meeting Attendance

If you plan to attend the Annual Meeting in person, you will need to show proof of your stock ownership, such as a recent account statement, letter or proxy from your broker or other intermediary, along with photo identification. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 A.M., and seating will begin at 9:45 A.M.

How to Vote

To ensure your representation at the Annual Meeting, we request that you grant your proxy to vote on each of the proposals in this Proxy Statement and any other matters that may properly come before the meeting to the persons named in the proxy card by voting in one of the ways described herein no later than the Voting Deadline (defined below) whether or not you plan to attend.

2019 Proxy Statement | 1

Voting Deadline: 11:59 P.M. Eastern Standard Time on May 8, 2019.

Most of our stockholders hold their shares through a broker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting. If you received a printed set of proxy materials by mail, we have enclosed a proxy card for you to use to vote your shares.

Beneficial Owner

If your shares are held in a brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you on behalf of your broker, bank, trustee or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote and you also are invited to attend the Annual Meeting of Stockholders. If you received a printed set of proxy materials, your broker, bank, trustee or other nominee has enclosed a voting instruction form for you to use in directing the broker, bank, trustee or other nominee how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

See “Quorum and Voting” as to the effect of broker non-votes.

Quorum and Voting

A majority of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining whether a quorum is present at the Annual Meeting. A “broker non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

If you are a beneficial owner and your broker or other nominee holds your shares in its name (in “street name”), the broker generally has discretion to vote your shares with respect to “routine” proposals. The only “routine” proposal in this Proxy Statement is Proposal 2. Proposals 1, 3 and 4 are “non-routine” and your broker may not vote your shares. Accordingly, if you hold your shares in “street name,” your broker will not be able to vote your shares on these matters unless your broker receives voting instructions from you.

Approval of each proposal will be decided by a simple majority of the votes cast “FOR” or “AGAINST,” in person or by proxy, provided a quorum is present. Abstentions and broker “non-votes” will not affect the voting results.

The election of each director nominee will be considered and voted upon as a separate proposal. There is no cumulative voting in the election of directors. If the proposal for the election of a director nominee does not receive the required majority of the votes cast, then the director will not be elected and the position on the Board that would have been filled by the director nominee will become vacant. The Board has the ability to fill the vacancy upon the recommendation of its Nominating and Corporate Governance Committee, subject to re-election by the Company’s stockholders at the 2020 Annual Meeting. Abstentions and broker “non-votes” will not affect the voting results.

2 | Keane Group, Inc.

The chart below summarizes the voting requirements and effects of broker non-votes and abstentions on the outcome of the vote for the proposals at the Annual Meeting.

Proposal	Required Approval	Broker Discretionary Voting Allowed	Broker Non-Votes	Abstentions
1. Election of Directors	Majority of Votes Cast	No	No effect	No effect
2. Ratify Appointment of Independent Auditors	Majority of Votes Cast	Yes	N/A	No effect
3. Approve Executive Compensation	Majority of Votes Cast	No	No effect	No effect
4. Equity Plan Amendment Vote	Majority of Votes Cast	No	No effect	No effect

Proxies

A copy of the Proxy Materials and proxy card are being sent to each stockholder registered in our share register as of the Record Date. Stockholders not registered in our share register as of the Record Date will not be entitled to attend, vote or grant proxies to vote at the Annual Meeting. Your vote and proxy are being solicited by our board of directors in favor of Kevin M. McDonald or, failing him, Gregory L. Powell (the “Proxy Holders”), for use at the Annual Meeting.

We request that you grant your proxy to vote on each of the proposals in this notice and any other matters that may properly come before the meeting to the Proxy Holders by completing, signing, dating and returning the proxy card in accordance with the instructions thereon, for receipt by us no later than the Voting Deadline, whether or not you plan to attend.

If you are a registered holder and you properly complete and submit your proxy card in a timely manner, you will be legally designating the individual or individuals named by you in the proxy card, or if you do not name your proxy or proxies, the Proxy Holders, to vote your shares in accordance with your instructions indicated on the card. If you are a registered stockholder and properly complete and submit your proxy card in a timely manner without naming your proxy or proxies and you do not indicate how your shares are to be voted, then the Proxy Holders will vote as the board of directors recommends on each proposal and if other matters properly come before the Annual General Meeting, the Proxy Holders will have your authority to vote your shares in their discretion on such matters.

Revoking Your Proxy

If you are a registered stockholder, you may revoke your proxy by:

●	writing to the Corporate Secretary at 1800 Post Oak Boulevard, Suite 450, Houston, Texas 77056, such that the revocation is received no later than the Voting Deadline; or

●	submitting a later dated proxy via mail, to the address specified in the proxy materials, for receipt by us no later than the Voting Deadline.

If you have revoked your proxy as described above, you may attend and vote in person at the Annual Meeting.

If you are not a registered holder, but you hold your shares through a broker or other nominee, you must follow the instructions provided by your broker or other nominee if you wish to revoke a previously granted proxy, since attending the Annual Meeting alone will not revoke any proxy.

Multiple Proxy Cards

If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts and are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted.

2019 Proxy Statement | 3

Cost of Proxy Solicitation

We have retained D.F. King & Co., Inc. to solicit proxies from our stockholders at an estimated fee of $8,500, plus expenses. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, electronically, by telephone or by mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. All costs of proxy solicitation will be borne by the Company.

Questions

You may call or contact our proxy solicitor, D.F. King & Co., Inc., at (800) 628-8528 or keane@dfking.com, or contact us care of the Corporate Secretary at 1800 Post Oak Boulevard, Suite 450, Houston, TX 77056 or via telephone at (713) 357-9490 if you have any questions or need directions to be able to attend the meeting and vote in person.

Please Vote. Your Vote is Important to Us.

4 | Keane Group, Inc.

 Proposal 1  Election of Directors

The Board of Directors recommends that you vote “FOR” each nominee for director.

Upon the recommendation of the Nominating and Corporate Governance Committee, the board of directors of the Company has nominated each of the following twelve nominees to be elected at the Annual Meeting: Lucas Batzer, Robert W. Drummond, Dale Dusterhoft, Marc G.R. Edwards, Christian A. Garcia, Lisa A. Gray, Gary M. Halverson, Shawn Keane, Elmer D. Reed, James C. Stewart, Lenard B. Tessler and Scott Wille.

Each director elected will serve until the 2020 Annual Meeting or, in each case, until his or her earlier death, retirement, resignation or removal from the position of director. All of our nominees have consented to serve as directors and our board of directors has no reason to believe that any of the nominees will be unable to act as a director.

A director nominee will be re-elected if approved by a simple majority of the votes cast. If you properly submit a proxy card, but do not indicate how you wish to vote, the Proxy Holders will vote for all of the listed director nominees.

Director Information

Director Nominee Biographies

Age: 56

James C. Stewart, Executive Chairman.

Mr. Stewart became the Executive Chairman of Keane in August 2018. He previously served as the Company’s Chief Executive Officer from March 2011 until August 2018. Prior to joining Keane, from 2007 to 2009, he served as the President and Chief Executive Officer of a privately held international drilling company. From 2006 to 2007, Mr. Stewart served as Vice President of Integrated Drilling Services for Weatherford International plc, based in London and Dubai, where he created and managed a global business unit that included a 50-rig international land contract drilling group and a global project management team. Mr. Stewart began his career with Schlumberger Limited, where he held senior leadership positions across the globe over the span of 22 years. Mr. Stewart’s qualifications to serve as Executive Chairman include his broad leadership experience with oilfield services, as well as his long tenure and successes in the oil and natural gas market.

Age: 58

Marc G. R. Edwards, Lead Independent Director.

Mr. Edwards has served as a member of Keane’s board of directors since September 2016. Mr. Edwards has served as President and Chief Executive Officer and as a member of the board of directors of Diamond Offshore Drilling, Inc., a deepwater water drilling contractor, since 2014. He previously spent 30 years at Halliburton Company, where he worked in various roles, most recently as Senior Vice President of the Completion and Production Division. Mr. Edwards developed an extensive background in the global energy industry during his tenure at Halliburton, which enables him to provide important contributions and a new perspective to our board of directors. His day-to-day leadership experience gives him invaluable insight regarding the operations of an oilfield services company.

2019 Proxy Statement | 5

Age: 35

Lucas N. Batzer, Director.

Mr. Batzer has served as a member of Keane’s board of directors since March 2016. He currently serves as a Managing Director of Private Equity at Cerberus Capital Management, L.P. (“Cerberus”), which he joined in August 2009. Prior to joining Cerberus, Mr. Batzer worked as an analyst at The Blackstone Group from 2007 to 2009. He has served on the boards of directors of ABC Group, two automotive component suppliers, since June 2016. Mr. Batzer’s experience in the private equity industry, board experience and comprehensive knowledge of our business and operational strategy, positions him as an important resource on our board of directors.

Age: 58

Robert W. Drummond, Director and Chief Executive Officer.

Mr. Drummond joined Keane in August 2018 as Chief Executive Officer. He holds a B.S. in Petroleum Engineering from the University of Alabama, and during his career has earned a wealth of experience in positions of leadership across the energy industry. Prior to joining Keane, Mr. Drummond served as the President & Chief Executive Officer of Key Energy Services, Inc. and served for more than 30 years at Schlumberger Limited in various executive positions, including President of North America, Vice President & General Manager U.S. Land, Vice President of Global Sales, Vice President General Manager U.S. Gulf of Mexico, and President North American Offshore and Alaska. Mr. Drummond has been a Supervisory Director at Frank’s International N.V.

since May 2017, and sits on the board of directors of the Petroleum Equipment Suppliers Association and the advisory board for the University of Alabama College of Engineering. He has previously served on the board of directors of the National Ocean Industries Association, the Houston Offshore Energy Center, the Greater Houston Partnership, the API Upstream Committee, and as an Advisory Board Member of the University of Houston Global Energy Management Institute. Mr. Drummond’s extensive experience in the oil and gas industry makes him uniquely qualified to serve on our board and lead our management team.

Age: 58

Dale M. Dusterhoft, Director.

Mr. Dusterhoft has served as a member of Keane’s board of directors since March 2016 and currently serves as Chief Executive Officer and as a director of Trican Well Service L.P. (“Trican”), which he joined at its inception in 1996. He has served on the board of directors of Trican since August 2009. Prior to becoming Chief Executive Officer of Trican, Mr. Dusterhoft was the Company’s Senior Vice President of Technical Services. Before joining Trican, Mr. Dusterhoft worked for 12 years with a major Canadian pressure pumping company, where he held management positions in Operations, Sales and Engineering. Mr. Dusterhoft serves on the board of the Alberta Children’s Hospital Foundation and the Calgary Petroleum Club. In addition, Mr. Dusterhoft is a past President of the Canadian Association of Drilling Engineers, the Canadian

Section of the Society of Petroleum Engineers and a past member of the Industry Advisory Board of the Schulich School of Engineering at the University of Calgary. Mr. Dusterhoft’s years of leadership and operational experience in large, successful enterprises in the oil industry is valuable to our board of directors’ understanding of the industry.

6 | Keane Group, Inc.

Age: 55

Christian A. Garcia, Director.

Mr. Garcia has served as a member of Keane’s board of directors since May 2017. Mr. Garcia currently serves as Executive Vice President and Chief Financial Officer of Visteon Corporation, a role he has held since October 2016. Previously, Mr. Garcia served in various executive and leadership roles at Halliburton Company, including as Senior Vice President and Acting Chief Financial Officer. Mr. Garcia has a Bachelor of Science in Business Economics from the University of the Philippines and a Master of Science in Management in Finance from Purdue University, and brings extensive financial and oilfield services experience to the Company.

Age: 63

Lisa A. Gray, Director.

Ms. Gray has served as a member of Keane’s board of directors since March 2011. Ms. Gray has served as Vice Chairman of Cerberus Operations and Advisory Company, LLC (“COAC”) since May 2015, as General Counsel from 2004 to 2017 and currently serves as Senior Legal Officer. Prior to joining Cerberus, she served as Chief Operating Executive and General Counsel for WAM!NET Inc. from 1996 to 2004. Prior to that, she was a partner at the law firm of Larkin, Hoffman, Daly & Lindgren, Ltd from 1990 to 1996. Prior to that, she was active in several non-profit corporations. Ms. Gray has over 25 years of experience in the areas of mergers and acquisitions, corporate debt restructuring and corporate governance. Ms. Gray serves as Vice Chairman and General Counsel of COAC, an affiliate of our largest beneficial owner, and has extensive experience and familiarity with us. In addition, Ms. Gray has extensive legal and corporate governance skills, which broaden the scope of our board of directors’ experience.

Age: 60

Gary M. Halverson, Director.

Mr. Halverson has served as a member of Keane’s board of directors since September 2016. In 2016, Mr. Halverson became a Senior Advisor at First Reserve, a private equity firm that focuses on energy investments, and in 2018, Mr. Halverson became Non-Executive Chairman of Tri-Point Oil and Gas, an oil and gas production and process equipment and services company. In January 2019, Mr. Halverson become a Non-Executive Director of Energy Alloys, a distributor of high strength alloys and corrosion resistant alloy materials. Mr. Halverson was formerly a Partner at 360 Development Partners, a commercial real estate firm from 2016-2018 and Group President of Drilling and Production Systems and Senior Vice President at Cameron International Corporation from 2014 to 2016 prior to its sale to Schlumberger in 2016. He has over 38 years of industry experience with Cameron, where he worked in various roles across the U.S., Latin America and Asia, including President of Surface Systems between 2005 and 2014, Vice President and General Manager for Western Hemisphere between 2002 and 2006, General Manager of Latin America between 2001 and 2002 and Director of Sales and Marketing for Asia/Pacific/Middle East between 1993 and 2001. Mr. Halverson formerly served as Chairman of the Board of Directors of the Petroleum Equipment Suppliers Association, as a director on the board of the General Committee of Special Programs of the American Petroleum Institute, as a director on the board of the Well Control Institute and was the U.S. delegate to the World Petroleum Congress. Mr. Halverson’s extensive involvement in the oilfield service industry brings a valuable perspective to our Board.

2019 Proxy Statement | 7

Age: 52

Shawn Keane, Director.

Mr. Keane has served as a member of Keane’s board of directors since March 2011. Mr. Keane served as President of Keane from 2008 to 2011 and helped transition the company into the hydraulic fracturing industry in the Marcellus/Utica Shale. Previously, he served as Keane’s Vice President between 2000 and 2008, and in various management positions from 1983 to 2000, when he began his employment with Keane & Sons Drilling, Inc., a predecessor entity of Keane. Mr. Keane’s knowledge of our company’s operational history and experience in the oilfield services industry is valuable to our board of directors’ understanding of our business and financial performance.

Age: 69

Elmer D. Reed, Director.

Mr. Reed has served as a member of Keane’s board of directors since April 2011. Prior to joining our board of directors, Mr. Reed served as Vice President, Executive Sales for Select Energy Services from 2010 to 2015 and in various management positions for BJ Services Company from 2003 to 2010, Newpark Drilling Fluids from 2001 to 2003 and Halliburton Energy Services from 1971 to 1999. Mr. Reed has over 45 years of oilfield service and operational experience. He served as a member of the board of directors of Circle Star Energy, an E&P company, in 2012. Mr. Reed has been active in the Independent Petroleum Association of America and is a lifetime member of the Society of Petroleum Engineers. He is also a member of Houston Livestock Show and Rodeo and Houston Farm and Ranch, and regularly assists with infrastructure development projects in South America. Mr. Reed strengthens our board of directors with decades of experience in the oilfield service industry.

Age: 66

Lenard B. Tessler, Director.

Mr. Tessler has served as a member of Keane’s board of directors since October 2012. Mr. Tessler is currently Vice Chairman and Senior Managing Director of Cerberus, where he is a member of the Cerberus Capital Management Investment Committee. Prior to joining Cerberus in 2001, Mr. Tessler served as Managing Partner of TGV Partners from 1990 to 2001, a private equity firm which he founded. Earlier in his career, he was a founding partner of Levine, Tessler, Leichtman & Co., and a founder, Director and Executive Vice President of Walker Energy Partners. Mr. Tessler is currently Lead Director of Albertsons Companies, and a director of Avon Products, Inc. He is also a Trustee of the New York-Presbyterian Hospital where he is a member of the Investment Committee and the Budget and Finance Committee. Mr. Tessler’s leadership roles at our largest beneficial owner, his board service, his extensive experience in financing and private equity investments and his in-depth knowledge of our company and its acquisition strategy, provide critical skills for our board of directors to oversee our strategic planning and operations.

Age: 37

Scott Wille, Director.

Mr. Wille has served as a member of Keane’s board of directors since March 2011. Mr. Wille is currently Co-Head of Private Equity and a Senior Managing Director at Cerberus, which he joined in 2006. Prior to joining Cerberus, Mr. Wille worked in the leveraged finance group at Deutsche Bank Securities Inc. from 2004 to 2006. Mr. Wille has served as a director of and Albertsons Companies since 2015. Mr. Wille previously served as a director of Remington Outdoor Company, Inc., a designer, manufacturer and marketer of firearms, ammunition and related products, from 2014 to 2018 and of Tower International, Inc., a manufacturer of engineered structural metal components and assemblies, from 2010 to 2012. Mr. Wille’s experience in the financial and private equity industries, together with his in-depth knowledge of our company and its acquisition strategy, are valuable to our board of directors’ understanding of our business and financial performance.

8 | Keane Group, Inc.

Board of Directors

Family Relationships

None of our officers or directors has any family relationship with any director or other officer. “Family relationship” for this purpose means any relationship by blood, marriage or adoption, not more remote than first cousin.

Board Composition

Our business and affairs are currently managed under the board of directors of Keane. Our board of directors has twelve members. Members of the board of directors will be elected at our annual meeting of stockholders to serve for a term of one year or until their successors have been elected and qualified, subject to prior death, resignation, retirement or removal from office.

Board Meetings

During 2018, the board of directors met seven times, the Audit and Risk Committee met seven times, the Compensation Committee met five times and the Nominating and Corporate Governance Committee met three times; all of the directors participated, in person or by telephone, in at least 75% of all board of directors and applicable committee meetings. It is our policy that directors are expected to attend each annual meeting of stockholders.

Director Independence

Our board of directors has affirmatively determined that Marc G. R. Edwards, Christian A. Garcia, Gary M. Halverson and Elmer D. Reed are independent directors under the applicable rules of the New York Stock Exchange (the “NYSE”) and as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”).

Director Nominations

In obtaining the names of possible director nominees, our Nominating and Corporate Governance Committee conducts its own inquiries and considers suggestions from other directors, management, stockholders and professional director search firms. The Nominating and Corporate Governance Committee’s process for evaluating nominees identified in unsolicited recommendations from stockholders is the same as its process for unsolicited recommendations from other sources and is further described in Section 4.01 of the Company’s Bylaws. However, stockholders desiring to nominate a director candidate at the annual meeting must comply with certain procedures, for more information, please read “Proposals by Stockholders.”

The Nominating and Corporate Governance Committee believes that nominees should possess the highest personal and professional ethics, reputation, integrity and values and be committed to representing the long-term interests of our stockholders. Directors should have a record of accomplishment in their chosen professional field and demonstrate sound business judgment. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, including attendance at and participation in board and committee meetings, and should be committed to serve on the board for an extended period of time. The Nominating and Corporate Governance Committee will consider independence, diversity of viewpoints, backgrounds and experience, including a consideration of gender, ethnicity, race, country of citizenship and age in determining whether a candidate will be an appropriate fit with, and an asset to, the board of directors. When considering existing directors, the Nominating and Corporate Governance Committee evaluates their history of attendance at board and committee meetings as well as contributions and effectiveness at such meetings.

2019 Proxy Statement | 9

In addition, pursuant to the terms of our bylaws and the Amended and Restated Stockholders’ Agreement, dated as of July 3, 2017, by and among the company, Keane Investor Holdings, LLC (“Keane Investor”) and the other parties thereto, Keane Investor (or its permitted assignee or designee) has certain rights to designate members to our board of directors, subject to certain director qualifications, including the rights to:

●

for so long as Keane Investor (or its permitted assignee or designee) has beneficial ownership of more than 35% of the then outstanding shares of our common stock, appoint a number of individuals equal to one director fewer than 50% of our board of directors (rounded up to the next whole number);

●

for so long as Keane Investor (or its permitted assignee or designee) has beneficial ownership of less than 35% but more than 20% of our then-outstanding common stock, appoint the greater of (i) three individuals or (ii) 25% of our board of directors (rounded up to the next whole number);

●

for so long as Keane Investor (or its permitted assignee or designee) has beneficial ownership of less than 20% but more than 15% of our then-outstanding common stock, appoint the greater of (i) two individuals or (ii) 15% of our board of directors (rounded up to the next whole number); and

●

for so long as Keane Investor (or its permitted assignee or designee) has beneficial ownership of less than 15% but more than 10% of our then-outstanding common stock, appoint one individual to our board of directors.

For additional information, see “Other Information—Related Party Transactions” in this proxy statement.

Cessation of Controlled Company Status

As of December 6, 2018, Keane Investor no longer holds a majority of our outstanding common stock. As a result, we must comply with all general NYSE corporate governance standards as we no longer are a “controlled company” within the meaning of the NYSE rules. Our Audit and Risk Committee is fully independent and, as of March 1, 2019, we currently have a majority of independent directors on each of our Compensation Committee and Nominating and Corporate Governance Committee and expect that we will have fully independent committees as required by the NYSE rules and a majority independent board by the one-year anniversary of our status change.

Board Leadership Structure

Our board of directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the board of directors should be separate. Until August 2018, James C. Stewart served as both Chairman and Chief Executive Officer of the Company. However, in August 2018, Robert W. Drummond was appointed Chief Executive Officer, which enabled Mr. Stewart to focus on leadership of the Board and the strategic direction of the Company and actively engage with stockholders. The Board believes that this leadership structure, along with the role of the Lead Independent Director, provides the best direction for the management team and is ideal for the Company and its stockholders.

Our corporate governance guidelines provide for the election of one of our directors to serve as Lead Director. Marc G. R. Edwards currently serves as our Lead Independent Director, and is responsible for serving as a liaison between the Chairman and the non-management directors, approving meeting agendas and schedules for our board of directors and presiding at executive sessions of the non-management directors and any other board meetings at which the Chairman is not present, among other responsibilities. Our non-management directors meet regularly in executive sessions at which only non-management directors are present, and the Lead Director chairs those sessions.

Our board of directors expects to periodically review its leadership structure to ensure that it continues to meet the Company’s needs.

Role of Board in Risk Oversight

While the full board of directors has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Audit and Risk Committee oversees management of enterprise risks as well as financial risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our Compliance Committee is responsible for overseeing the management of compliance and regulatory

10 | Keane Group, Inc.

risks facing our company and risks associated with business conduct and ethics. Our Nominating and Corporate Governance Committee oversees risks associated with corporate governance. Pursuant to our board of directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full board of directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our board of directors and its committees.

Communication with the Board and its Non-Management Members

Persons may communicate with our board of directors by submitting such communication in writing to the attention of Kevin McDonald, Executive Vice President, in care of the Board of Directors, Keane Group, Inc., 1800 Post Oak Boulevard, Suite 450, Houston, Texas 77056. Persons may communicate with the non-management members of the board of directors by submitting such communication in writing to Kevin McDonald, Executive Vice President, in care of the non-management members of the Board of Directors, Keane Group, Inc., 1800 Post Oak Boulevard, Suite 450, Houston, Texas 77056.

Board Committees

Our board of directors has assigned certain of its responsibilities to permanent committees consisting of board members appointed by it. The charter for each committee of our board of directors is available on our website at www.keanegrp.com, by clicking on “Investors,” then “Corporate Governance,” then “Governance Documents,” then the name of the applicable committee charter.

Name	Audit & Risk Committee	Compensation Committee	Compliance Committee	Nominating & Corporate Governance Committee
Christian A. Garcia*	🌑			🌑
Dale M. Dusterhoft		🌑		🌑
Elmer D. Reed*		🌑	🌑
Gary M. Halverson*	🌑	🌑		🌑
Lisa A. Gray			🌑	🌑
Lucas N. Batzer			🌑
Marc G. R. Edwards*	🌑	🌑		🌑
Shawn Keane			🌑

🌑 = Chairperson

🌑 = Member

*	Indicates that such director is independent under the applicable rules of the NYSE and as such term is defined in Rule 10A-3(b)(1) under the Exchange Act

Audit and Risk Committee

Our Audit and Risk Committee consists of Marc G. R. Edwards, Christian A. Garcia and Gary M. Halverson, with Christian Garcia serving as chair of the committee. The committee assists the board in its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements (to the extent not otherwise handled by our Compliance Committee), our independent auditor’s qualifications and independence, and the establishment and performance of our internal audit function and the performance of the independent auditor. Each of Messrs. Garcia, Edwards and Halverson qualify as independent directors under the corporate governance standards of the rules of the NYSE and the independence requirements of Rule 10A-3 of the Exchange Act. Our board of directors has

2019 Proxy Statement | 11

determined that Mr. Garcia qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Each member of the Audit and Risk Committee is able to read and understand fundamental financial statements, including our balance sheet, statement of operations and cash flows statements.

Our board of directors has adopted a written charter under which the Audit and Risk Committee operates. A copy of the Audit and Risk Committee charter, which satisfies the applicable standards of the Securities and Exchange Commission (the “SEC”) and the NYSE, is available on our website.

Compensation Committee

Our Compensation Committee consists of Dale M. Dusterhoft, Marc G. R. Edwards, Gary Halverson, and Elmer Reed, with Gary Halverson serving as chair of the committee. The Compensation Committee is authorized to review our compensation and benefits plans to ensure they meet our corporate objectives, approve the compensation structure of our executive officers and evaluate our executive officers’ performance and advise on salary, bonus and other incentive and equity compensation. As of December 6, 2018, Keane Investor no longer holds a majority of our outstanding common stock. As a result, we must comply with all general NYSE corporate governance standards as we no longer are a “controlled company” within the meaning of the NYSE rules. As of March 1, 2019, we currently have a majority of independent directors on our Compensation Committee and expect that the Compensation Committee will be fully independent by the one-year anniversary of our status change. A copy of the Compensation Committee charter is available on our website.

Compliance Committee

Our Compliance Committee consists of Lucas N. Batzer, Lisa A. Gray, Shawn Keane and Elmer D. Reed, with Lisa A. Gray serving as chair of the committee. The purpose of the Compliance Committee is to assist the board in implementing and overseeing our compliance programs, policies and procedures that are designed to respond to the various compliance and regulatory risks facing our company, and monitor our performance with respect to such programs, policies and procedures. A copy of the charter for the Compliance Committee is available on our website.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dale M. Dusterhoft, Marc G. R. Edwards, Christian A. Garcia, Lisa A. Gray and Gary M. Halverson, with Marc G. R. Edwards serving as chair of the committee. The Nominating and Corporate Governance Committee is primarily concerned with identifying individuals qualified to become members of our board of directors, selecting the director nominees for the next annual meeting of the stockholders, selecting director candidates to fill any vacancies on our board of directors and developing our corporate governance guidelines and principles. As of December 6, 2018, Keane Investor no longer holds a majority of our outstanding common stock. As a result, we must comply with all general NYSE corporate governance standards as we no longer are a “controlled company” within the meaning of the NYSE rules. As of March 1, 2019, we currently have a majority of independent directors on our Nominating and Corporate Governance Committee and expect that the Nominating and Corporate Governance Committee will be fully independent by the one-year anniversary of our status change. A copy of the Nominating and Corporate Governance Committee charter is available on our website.

Corporate Governance

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics (“Code of Business Conduct and Ethics”) that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. In addition, our senior financial officers, including our principal executive officer and principal financial officer, are subject to a written code of ethics for senior financial officers. We have made a current copy of both codes available on our website, www.keanegrp.com and both are available in print and without charge to any person who sends a written request to our Corporate Secretary at 1800 Post Oak Boulevard, Suite 450, Houston, TX 77056. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of either code.

12 | Keane Group, Inc.

Stockholder Recommendation of Director Nominees

We do not have formal procedures in place by which stockholders may recommend nominees to our board of directors, other than those described in Section 4.01 of the Company’s Bylaws.

Corporate Governance Guidelines

We have adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE, as applicable, that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas, including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of each of the Executive Chairman and Chief Executive Officer, executive sessions, standing board committees, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines are posted on our website.

Director Compensation

All non-employee members of our board of directors earned or received compensation for service on our board of directors during fiscal year 2018, as set forth in the table below and as described in the accompanying narrative.

(in dollars) Name	Fees Earned or Paid in Cash $		Stock Awards $(1)	Option Awards $	Non-Equity Incentive Plan Compensation $	Change in Pension Value and non- qualified Deferred Compensation Earnings $	All Other Compensation $	Total
Gary M. Halverson	87,500		152,101	—	—	—	—	239,601
Elmer D. Reed	87,500		152,101	—	—	—	—	239,601
Marc G. R. Edwards	112,500		152,101	—	—	—	—	264,601
Christian A. Garcia	105,000		152,101	—	—	—	—	257,601
Lucas N. Batzer	87,500		—	—	—	—	—	87,500
Dale M. Dusterhoft	87,500		—	—	—	—	—	87,500

James E. Giesler	—	(2)	—	—	—	—	—	—

Lisa A. Gray	87,500		—	—	—	—	—	87,500
Shawn Keane	87,500		—	—	—	—	—	87,500
Lenard B. Tessler	87,500		—	—	—	—	—	87,500
Scott Wille	87,500		—	—	—	—	—	87,500

(1)

The number of shares of restricted stock granted to Messrs. Edwards, Garcia, Halverson and Reed was calculated pursuant to the Director Compensation Plan (as defined below) based on the volume weighted average price of the common stock for the 5-day trading days prior to the grant date. The amount above, however, reflects the grant date fair value calculated in accordance with ASC 718 (as defined below) of the restricted stock granted in fiscal year 2018. See Note (12) Equity-Based Compensation in our consolidated and combined financial statements, included in our 2018 10-K, for a discussion of the assumptions used in the valuation of such awards.

(2)	Mr. Geisler resigned from our Board of Directors effective February 26, 2018 and waived his fee for the portion of the year in which he served.

2019 Proxy Statement | 13

As of December 31, 2018, the aggregate number of shares of restricted stock held by each non-employee director was:

Name	Number of Shares of Restricted Stock(1)

Marc G. R. Edwards	62,816

Christian A. Garcia	29,681

Gary M. Halverson	41,983

Elmer D. Reed	35,042

(1)

Reflects to the total amount of vested and unvested restricted stock awards held by each director. For each of Messrs. Edwards, Garcia, Halverson and Reed this includes 10,734 restricted shares granted on August 6, 2018 that will vest in accordance with the Director Compensation Plan (as defined below). For Mr. Edwards this also includes 17,362 shares granted on October 1, 2016 that will vest on October 1, 2019, for Mr. Garcia this also includes 12,632 shares granted on May 15, 2017 that will vest in equal portions on each of May 15, 2019 and 2020, and for Messrs. Halverson and Reed this also includes 10,417 shares granted on October 1, 2016 that will vest on October 1, 2019.

Director Services Agreements

We have entered into Director Services Agreements with each of Marc G. R. Edwards, Christian A. Garcia, Gary M. Halverson and Elmer D. Reed. The Director Services Agreements provide that each such director serve on an at-will basis until the earlier of disability, death, resignation or removal.

Pursuant to the Director Services Agreement with Mr. Edwards, he serves as our lead independent director and is entitled to receive an annual fee of $100,000 per year. The Director Services Agreements with Messrs. Halverson, Reed and Garcia provide that each director is entitled to receive an annual fee of $75,000 per year. Mr. Garcia receives an additional annual fee of $20,000 for his service as chair of the Audit and Risk Committee.

Director Compensation Plan

Commencing in fiscal year 2017, each of the other non-employee members of our board or directors became eligible to receive a director service fee in the amount of $75,000 per year, which amount was increased to $100,000, effective in the third quarter of 2018, pursuant to the Keane Group, Inc. Non-Employee Director Compensation Plan (the “Director Compensation Plan”). Further, under the Director Compensation Plan, our Lead Director is entitled to an additional annual cash fee of $10,000 and each independent director serving as the chair of a Committee is entitled to an additional annual cash fee of $15,000.

Additionally, the Director Compensation Plan provides that each independent director is eligible to receive an annual equity award. On August 6, 2018, we granted each of Messrs. Edwards, Garcia, Halverson and Reed 10,734 shares of restricted stock under our Equity and Incentive Award Plan. Subject to their continued service with the Company on each vesting date, the Restricted Stock vests in its entirety on earliest of: (i) the one-year anniversary of the grant date, (ii) the date of the first meeting of the Company’s stockholder at which directors will be elected in the calendar year following the calendar year in which the grant date occurs, (iii) the date the participant incurs a termination without Cause, (iv) the date of the participant’s death, and (v) the date of a Change in Control, as such capitalized terms used herein are defined in the Equity Plan. All unvested restricted stock will be forfeited upon a termination of service for any reason other than without Cause or due to the participant’s death.

Director Stock Ownership Guidelines

We have stock ownership requirements for all independent, non-employee Directors to further align their interests with our stockholders. As a result, all such Directors are required to own Company common stock, including unvested restricted stock awards, in an amount equal to or in excess of five (5) times such Directors Annual Director Fee pursuant to the Director Compensation Plan, which shall be determined annually as of the last day of the prior fiscal year. Each such Director has five years to meet the requirements, measured from the date he or she is first elected to the Board. The Company believes that each independent, non-employee Director is on track meet such ownership requirements within the requisite five-year period.

14 | Keane Group, Inc.

 Proposal 2  Ratify Appointment of Independent Auditors and Authorize Auditors’ Remuneration

The Board of Directors recommends that you vote “FOR” this proposal.

The Audit and Risk Committee of the Board of Directors (the “Audit Committee”) of the Company has selected KPMG LLP, an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2019. While the Audit Committee is responsible for appointing, compensating and overseeing the independent auditors’ work, we are requesting the ratification of the appointment of KPMG as our auditor for 2019 as a matter of good corporate governance. KPMG served as our independent auditor for 2017 and 2018 and the Audit Committee took a number of factors into consideration in determining whether to reappoint KPMG as the Company’s independent auditor, including KPMG’s historical and recent performance, capabilities and expertise, tenure as the Company’s independent auditor and familiarity with the Company’s business. We believe the appointment of KPMG is in the best interest of the Company and its stockholders.

Representatives of KPMG are to be present at the Annual Meeting with an opportunity to make a statement if they would like to do so and to be available to respond to appropriate questions from our stockholders.

The ratification of the appointment of KPMG as our independent auditor for 2019 requires the affirmative vote of a simple majority of the votes cast. If you properly submit a proxy card but do not indicate how you wish to vote, the Proxy Holders will vote for the proposal.

2019 Proxy Statement | 15

Audit Fees

The following table summarizes fees paid or accrued to our independent registered public accounting firm, KPMG, in connection with various services for the years ended December 31, 2018 and 2017 respectively:

	(Thousands of Dollars)
	2018	2017
Audit Fees(1)	$2,792	$1,377
Audit–Related Fees(2)	220	983
Tax Fees(3)	119	690
All Other Fees(4)	—	264
Total	$3,131	$3,314

(1)	Consists of fees for professional services rendered for the audits of our consolidated and combined financial statements for fiscal years 2018 and 2017 included in our 2018 Form 10-K

(2)

Consists of fees billed for assurance and related services, primarily related to our initial public offering and our acquisitions of Refinery Specialties, Incorporated in 2018 and RockPile Energy Services, LLC in 2017.

(3)	Consists of fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning.

(4)	Consists of fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

Pre-Approval Policy

Our Audit Committee has adopted a policy (the “Pre-Approval Policy”), that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage KPMG to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“General Pre-Approval”). Unless a type of service to be provided by KPMG has received General Pre-Approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. On an annual basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by KPMG without first obtaining specific pre-approval from our Audit Committee. Our Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations.

During 2018 and 2017, no services were provided to us by KPMG other than in accordance with the pre-approval policies and procedures described above.

16 | Keane Group, Inc.

Audit Committee Report

The Audit Committee represents and assists the board of directors in providing independent, objective oversight of the Company’s accounting functions and internal control over financial reporting. The Audit Committee acts under a charter which is available on the Company’s website at www.keanegrp.com under “Investors,” then “Corporate Governance,” then “Governance Documents,” then “Audit and Risk Committee Charter.” The board of directors has determined that each member of the Audit Committee satisfies the requirements of the NYSE as to independence, financial literacy and expertise.

Management is responsible for the Company’s financial statements and the reporting process, including the system of disclosure controls and procedures and internal control over financial reporting.

KPMG, the Company’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight role, the Audit Committee has:

●	reviewed and discussed with management the audited financial statements of Keane Group, Inc. as of and for the year ended December 31, 2018; and

●

discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence.

The Audit Committee and the Board of Directors believe that, due to KPMG’s knowledge of the Company and the industry in which the Company operates, it is in the best interest of the Company and its stockholders to continue the retention of KPMG to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee recommends that the board of directors ask the stockholders to ratify the appointment of the independent registered public accounting firm at the 2019 Annual General Meeting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Annual Report on Form 10-K of Keane Group, Inc. for the year ended December 31, 2018.

The Audit and Risk Committee

Christian A. Garcia, Chair

Marc G.R. Edwards

Gary M. Halverson

2019 Proxy Statement | 17

 Proposal 3  Advisory Approval of Executive Compensation

The Board of Directors recommends that you vote “FOR” this proposal.

We are asking our stockholders to approve, on an annual advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. While this vote is not binding on our Company, the results of the vote on this proposal will be carefully considered by the board of directors and the Compensation Committee when making future executive compensation decisions.

The text of the resolution in respect of Proposal 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

We urge you to carefully review the Compensation Discussion and Analysis, or “CD&A,” section in this Proxy Statement, as well as the 2018 Summary Compensation Table, other compensation tables and related narrative discussion, for more information regarding the compensation of our NEOs. We believe the information in this Proxy Statement demonstrates the successful design and implementation of a compensation program that aligns stockholders’ and management’s interests.

A simple majority of the votes cast is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card, or if you do not name your proxy or proxies, the Proxy Holders, will vote for the proposal.

Executive Compensation

Our Executive Officers

Set forth below is certain information regarding our executive officers, other than the biography of our Executive Chairman and Chief Executive Officer, which appears under “Proposal 1—Election of Directors—Director Information.”

Name	Age†	Position
James C. Stewart	56	Executive Chairman
Robert W. Drummond	58	Chief Executive Officer
Gregory L. Powell	44	President and Chief Financial Officer
M. Paul DeBonis Jr.	59	Advisor to the Chairman
Kevin M. McDonald	51	Executive Vice President, General Counsel & Secretary

†	As of December 31, 2018

18 | Keane Group, Inc.

Gregory L. Powell, President and Chief Financial Officer. Mr. Powell has served as Chief Financial Officer of Keane since March 2011. He previously held the title of Vice President between March 2011 and July 2015, when he became President. Prior to joining Keane, Mr. Powell served as an Operations Executive for Cerberus from 2006 to March 2011. During his tenure at Cerberus, he was responsible for evaluating new investments and partnering with portfolio companies to maximize value creation. Mr. Powell previously served on the board of directors and audit committee of Tower International, Inc., a manufacturer of engineered structural metal components and assemblies. Prior to joining Cerberus, Mr. Powell spent ten years with General Electric, starting with global leadership training and growing into various leadership roles in Finance and Mergers and Acquisitions, with his last role being Chief Financial Officer for GE Aviation—Military Systems.

M. Paul DeBonis Jr., Advisor to the Chairman. Mr. DeBonis became Advisor to the Chairman in September 2018. He previously served as the Company’s Chief Operating Officer from March 2011 to September 2018. Prior to joining Keane, he served as President of Big Country Energy Services USA LP from May 2010 to May 2011 and as President of Pure Energy Services (USA), Inc. from June 2005 to May 2010. He previously served as Oilfield Services Marketing Manager at Schlumberger Limited. Mr. DeBonis started his oil and gas career with Dowell Services in the fracturing and cementing departments. He has worked in several basins throughout the United States and Canada. Mr. DeBonis was a Schlumberger Field Engineer Graduate in 1985. Mr. DeBonis has authored and published two papers related to hydraulic fracturing for the Society of Petroleum Engineers.

Kevin M. McDonald, Executive Vice President, General Counsel & Secretary. Mr. McDonald has served as Keane’s Executive Vice President, General Counsel & Secretary since November 2016. Prior to joining Keane, he served in leadership roles at Marathon Oil Corporation from 2012 to 2016, including as Deputy General Counsel of Corporate Legal Services and Government Relations, Deputy General Counsel of Governance, Compliance & Corporate Services and Assistant General Counsel. He practiced as a partner at the international law firm Fulbright & Jaworski LLP (now Norton Rose Fulbright LLP) in 2012. Mr. McDonald previously held various counsel positions, including President & Chief Executive Officer and acting General Counsel at Arms of Hope, a non-profit organization, from 2008 to 2012, Senior Vice President, General Counsel & Chief Compliance Officer at Cooper Industries between from 2006 to 2008, Associate General Counsel at Anadarko Petroleum from 2006 to 2008 and Managing Counsel (Litigation) at Valero Energy from 2002 to 2004. Mr. McDonald began his career as an associate at Norton Rose Fulbright LLP between 1992 and 2001.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this CD&A with the Company’s management. Based on the review and discussions, the Compensation Committee has recommended to our board of directors that this CD&A be included in this Proxy Statement.

The Compensation Committee

Gary Halverson, Chair

Dale M. Dusterhoft

Marc G.R. Edwards

Elmer Reed

2019 Proxy Statement | 19

Compensation Discussion & Analysis

This Compensation Discussion & Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2018 (“fiscal year 2018”).

NEO	Title
James C. Stewart	Executive Chairman(1)
Robert W. Drummond	Chief Executive Officer (“CEO”)(2)
Gregory L. Powell	President and Chief Financial Officer (“CFO”)
M. Paul DeBonis Jr.	Advisor to the Chairman(3)
Kevin M. McDonald	Executive Vice President, General Counsel & Secretary

(1)	Mr. Stewart served as the Company’s Chief Executive Officer until August 6, 2018, after which he assumed the role of Executive Chairman.

(2)	Mr. Drummond joined the Company as our Chief Executive Officer effective August 6, 2018.

(3)	Mr. DeBonis served as the Company’s Chief Operating Officer until September 4, 2018, after which he assumed the role of Advisor to the Chairman.

Executive Summary

Compensation Practices & Policies

The following practices and policies in our program promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do	What We Don’t Do

☑   Emphasis on variable compensation tied to annual financial performance or long-term stock price performance

☑   Performance-based long-term incentives dependent upon our performance relative to peers make up 30% of NEO LTI starting in 2019

☑   Clawback policy that applies to cash and equity compensation

☑   Annual compensation risk assessment

☑   Independent compensation consultant reporting directly to our Compensation Committee

☑   Stock Ownership Guidelines for each of our independent, non-employee Directors

☒   Prohibition on option repricing without shareholder approval

☒   Prohibition on hedging of Company securities by our executive officers

☒   Prohibition on pledging of Company securities by our executive officers and directors

☒   No single-trigger change-in-control severance payments

☒   No excise tax gross-ups

☒   Limited use of perquisites and supplemental benefits

2018 Compensation Actions At-A-Glance

The Compensation Committee took the following compensation-related actions for fiscal year 2018:

●	Base Salaries: no changes were made to NEO base salaries during 2018.

●

Annual Incentives: The Compensation Committee adopted an annual bonus program for fiscal year 2018, based on the achievement of specific Company performance objectives related to EBITDA and EBITDA per fleet. Based on our level of achievement, our Compensation Committee has determined that each of our currently employed NEOs is eligible to receive an amount under the 2018 Second Amended and Restated Executive Bonus Program equal to 100% of the NEO’s target bonus.

●

Long-Term Incentives: A significant amount of the compensation delivered to the NEOs is in the form of equity. The NEOs were awarded long-term incentives consisting of a mixture of restricted stock unit awards and stock options. The Compensation Committee believes the use of these equity vehicles creates strong alignment with the Company’s stockholders by linking NEO compensation closely to stock performance.

20 | Keane Group, Inc.

What Guides Our Program

Our Compensation Philosophy

Our compensation philosophy is driven by the following guiding principles:

●	A significant portion of an executive’s total compensation should be variable (“at-risk”) and linked to the achievement of specific short- and long-term performance objectives.

●

Executives should be compensated through pay elements (base salaries, short and long-term incentives) designed to enhance stockholder value by incentivizing our executives to work towards goals that drive a suitable rate of return on stockholder investment.

●

Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure we employ the best people to lead the successful implementation of our business plans and to attract the caliber of executive we need to support the long-term growth of our enterprise.

●	Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

The Principal Elements of Pay

Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How it’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent

Annual Incentives	Cash (Variable)	Reward executives for delivering on annual financial and strategic objectives that contribute to stockholder value creation

Long-Term Incentives	Equity (Variable)	Provide incentives for executives to execute on longer-term financial and strategic goals that drive stockholder value creation and support the Company’s retention strategy

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Pay Mix

A majority of NEO total direct compensation for fiscal year 2018 was variable, at approximately 89% for our CEO, and approximately 82% for our other NEOs, including our Executive Chairman. The following charts illustrate the total direct compensation mix for our CEO and our other NEOs for fiscal year 2018:

CEO	Other NEOs (average)

89% variable	82% Variable

Our Decision-Making Process

The Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of members of our board of directors. The Compensation Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee evaluates, determines and approves the compensation of our CEO and other executive officers, and to recommend the compensation of our outside directors. The Compensation Committee administers the Company’s equity plans and has overall responsibility for monitoring of the Company’s executive compensation policies, plans and programs. The Compensation Committee may delegate its authority relating to non-employee director compensation to a subcommittee consisting of one or more members, when appropriate. Details of the Compensation Committee’s authority and responsibilities are specified in the committee’s charter which is available on the Company’s website at www.keanegrp.com.

The Role of Management

Compensation Committee meetings are regularly attended by our Executive Chairman, CEO, CFO and General Counsel. Each of the management attendees provides the Compensation Committee with his specific expertise and the business and financial context necessary to understand and properly target financial and performance metrics. None of the members of management are present during the Compensation Committee’s deliberations regarding their own compensation adjustments, but the Company’s independent compensation consultant may participate in those discussions.

The Role of the Independent Consultant

The Compensation Committee has the full authority to engage compensation consultants and other advisors to assist it in the performance of its responsibilities. Prior to retaining, or seeking advice from, a compensation consultant or other advisor, the Compensation Committee must consider the independence of such compensation consultant or other advisor. The independent compensation consultant retained by the Compensation Committee reports directly to the Compensation Committee.

22 | Keane Group, Inc.

In 2017, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. The Compensation Committee assessed the independence of Pearl Meyer and determined that its work for the Compensation Committee has not raised any conflict of interest. In 2018, Pearl Meyer provided services to the Compensation Committee, including (i) a refreshed compensation review for the executive officers of the Company, including the NEOs; (ii) an assessment of the Company’s compensation components compared to survey and peer group data; and (iii) recommendations for total compensation opportunity guidelines (i.e., base salary and annual and long-term incentive targets). Pearl Meyer does not provide any services to the Company or any of its subsidiaries other than the services provided to the Compensation Committee.

The Role of the Compensation Peer Group

The Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executives in similar positions at peer companies. For purposes of setting fiscal year 2018 compensation levels, in conjunction with the recommendation of Pearl Meyer, the Compensation Committee took into account publicly-available data from industry compensation surveys and proxy statements from the group of peer companies listed below.

Compensation Peer Group
Basic Energy Services, Inc.	Nabors Industries, Ltd.	Precision Drilling Corporation
C&J Energy Services	Noble Corporation, Plc.	ProPetro Holding Corp.
Ensco plc	Oil States International, Inc.	RPC, Inc.
Forum Energy Technologies	Patterson-UTI Energy, Inc.	Superior Energy Services, Inc.
Helmerich & Payne, Inc.	Pioneer Energy Services Corp.	Transocean Ltd.

The peer companies were selected as potential competitors for executive talent based upon similarity in terms of business focus, financial size, and peer group overlap. We fell at the 65th percentile for revenue size relative to this group during 2018, and at the 43rd percentile for market cap as of December 31, 2018.

This market data is not the sole determinant in setting executive pay levels. The Compensation Committee also considers Company and individual performance, the nature of an individual’s role within the Company, and his or her experience and contributions to his or her current role when making its compensation-related decisions.

The 2018 Executive Compensation Program in Detail

Base Salary

We provide each of our NEOs with a competitive fixed annual base salary. The base salaries for our NEOs are set forth in employment agreements between the Company and each NEO (the “Executive Employment Agreements”) and are reviewed annually by the Compensation Committee by taking into account the results achieved by each executive, his future potential contributions, scope of responsibilities and experience, and competitive pay practices. Mr. McDonald’s base salary was reviewed in late 2017 by the Compensation Committee and increased to $400,000. See the section titled “—Executive Employment Agreements” below for a further discussion regarding the Executive Employment Agreements.

2018 Annual Incentives

Each Executive Employment Agreement provides that the NEO is eligible for an annual bonus. The Executive Employment Agreements with Messrs. Stewart, Drummond, Powell and DeBonis each provide for a target annual bonus at 100% of base salary for the applicable year, and the Executive Employment Agreement. In addition, Mr. McDonald’s target annual bonus was reviewed in late 2017 by the Compensation Committee and increased to 100%.

2019 Proxy Statement | 23

The Compensation Committee adopted the Annual Executive Bonus Program for Fiscal Year 2018 (the “2018 Executive Bonus Program”) under the terms of the Company’s Executive Incentive Bonus Plan. The 2018 Executive Bonus Program provides that each NEO is eligible to receive an annual bonus for fiscal year 2018 calculated by multiplying the NEO’s target bonus by the achieved “Funding Level” based on the Company’s achievement of the following metrics:

Performance Objectives	2018 Performance Metrics	Weighting
Corporate Financial Results	Adjusted EBITDA	50%
Corporate Financial Results	Adjusted EBITDA per Fleet Rank	50%

The funding amount for the Adjusted EBITDA metric was to be determined as set forth in the table below, which amounts were adjusted in January 2019 following a review of the Company’s annual performance, industry conditions for the year, and in consultation with its compensation consultant Pearl Meyer whereby the Compensation Committee determined that the threshold level of EBITDA was initially set at a more challenging level relative to our plan than is typical in our peer group:

Achievement Level	Performance Hurdle	Funding Level
Threshold	$332M	50%
Target	$475M	100%
Stretch Level 1	$525M	150%
Stretch Level 2	$575M	200%
Stretch Level 3	>$575M	Linear incremental bonus increase up to the maximum bonus award provided under the Company’s Executive Incentive Bonus Plan.

The Funding Level would increase on a linear basis between the Threshold, Target and Stretch performance hurdles.

The funding amount for the Annual Adjusted EBITDA Per Fleet Rank metric was to be determined as set forth in the table below:

Annual Adjusted EBITDA Per Fleet Rank	1	2	3	4	5	6	7	8	9
Funding Level	200%	175%	150%	125%	100%	75%	50%	0%	0%

The Compensation Committee chose to utilize Adjusted EBITDA and Annual Adjusted EBITDA Per Fleet Rank as they are EBTIDA performance is an important measure of the health of our business and a direct measure of our management team’s ability to generate cash and to operate the business profitably. The addition of the EBITDA per Fleet Rank metric adds a relative metric that not only holds us accountable for strong performance against peers but also addresses industry cyclicality.

The 2018 Executive Bonus Program was amended during 2018 to include Mr. Drummond. Pursuant to the Executive Employment Agreement with Mr. Drummond, Mr. Drummond’s bonus is calculated in part based on a contractual amount set forth in the Executive Employment Agreement, which amount is reflective of the bonus that he forfeited with his prior employer, and the remainder based on the Company’s performance under the 2018 Executive Bonus Program.

24 | Keane Group, Inc.

For fiscal year 2018, we achieved a level of Adjusted EBITDA of $385 million and an Annual Adjusted EBITDA Per Fleet Rank of 4. Based on such achievements, our Compensation Committee approved a Funding Level equal to 100% of the target bonus for each participant in the 2018 Executive Bonus Program resulting in the NEO bonus payments set forth in the table below:

2018 Annual Bonus
James C. Stewart	$1,000,000
Robert W. Drummond(1)	$ 885,000
Gregory L. Powell	$ 800,000
M. Paul DeBonis Jr.	$ 350,000
Kevin M. McDonald	$ 400,000

(1)

Pursuant to the Executive Employment Agreement with Mr. Drummond, Mr. Drummond’s bonus is calculated in part based on a contractual amount set forth in the Executive Employment Agreement, which amount is reflective of the bonus that he forfeited with his prior employer, and the remainder based on the Company’s performance under the 2018 Executive Bonus Program.

2018 Long-Term Incentives

Long-term equity awards provide a strong link between executive pay and stockholder interests. Our NEOs are eligible to receive long-term equity awards under the stockholder approved Equity and Incentive Award Plan. For fiscal year 2018, equity awards were granted as a combination of stock options and restricted stock unit awards.

●

Stock options are performance-based awards that provide meaningful incentives for management to execute on the longer-term financial and strategic growth goals that drive stockholder value creation. This is because they only provide value to the NEOs if the price of the Company’s stock appreciates over time. Specifically, the value of the award depends on the price of our common stock in the future as compared to the exercise price of the options granted. There can be no assurance that any value will actually be realized under the stock options.

●

Restricted stock unit awards are intended to provide the NEOs with the economic equivalent of a direct ownership interest in the Company during the vesting period and provide the Company with significant retention security regardless of post-grant stock price volatility.

For fiscal year 2018, the Compensation Committee reviewed market data provided by Pearl Meyer in determining the targeted award levels for each of our NEOs. In order to help ensure that 2018 award values were properly aligned with the median of our peers, the Compensation Committee approved 2018 awards in two installments. The first installment was approved with a grant date of March 1, 2018 and the second installment was approved with a grant date of August 6, 2018 following a review of peer group data from 2018 proxy filings provided by Pearl Meyer.

The table below shows the number of long-term incentive awards granted for fiscal year 2018 for each of the NEOs:

NEO	Stock Option Awards	Restricted Stock Unit Awards	Total Grant Date Value ($)(1)
James C. Stewart	209,809	181,776	$4,336,851
Robert W. Drummond	—	407,900	$5,779,943
Gregory L. Powell	159,780	138,520	$3,304,337
M. Paul DeBonis Jr.	56,457	49,712	$1,165,615
Kevin M. McDonald	60,685	52,950	$1,253,908

(1)	Reflects the grant date fair value calculated in accordance with ASC 718.

The stock options and restricted stock units granted to Messrs. Stewart, Powell, DeBonis and McDonald in fiscal year 2018 will vest in one-third increments on March 1 of each of 2019, 2020 and 2021 and August 6 of each of 2019, 2020 and 2021, respectively, contingent upon the continued employment of the NEO through each vesting date. In the event that such NEO’s employment is terminated without Cause, or for Good Reason, within twelve months following a change in control,

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the NEO shall become fully vested in such stock options and restricted stock units, however, if the termination occurs other than following a change in control, such NEO shall become vested in a portion of such stock options or restricted stock units that would have become vested in the twelve months following such termination. The restricted stock units granted to Mr. Drummond include 161,013 restricted stock units that vested 33% on December 31, 2018 and will vest 33% on each December 31 of 2019 and 2020, 85,874 restricted stock units that will vest on August 6 of each of 2019 and 2020, and 161,013 units that vest in their entirety on December 31, 2020, respectively, contingent upon the continued employment of Mr. Drummond through each vesting date. The restricted stock units will become fully vested in the event that Mr. Drummond is terminated without Cause or for Good Reason or following a change in control.

LTI Changes for 2019

Beginning in 2019, the Compensation Committee has decided to replace stock options with performance restricted stock unit (“PSU”) awards. For 2019, PSU awards will comprise 30% of total long-term incentive value for our NEOs, with payout dependent upon total shareholder return (“TSR”) relative to the following group of companies (“Performance Peers”) whom we consider to be direct competitors for business and investor dollars:

Performance Peer Group
Basic Energy Services	Liberty Oilfield Services	Quintana Energy Services
C&J Energy Services	Patterson-UTI Energy	RPC, Inc.
FTS International	ProPetro Holding Corp.	Superior Energy Services, Inc.

The performance peer group differs from our compensation benchmarking peer group because not all of our competitors for talent in the oilfield services industry are direct competitors for business, and not all of the companies in the performance peer group are large enough or provide enough publicly-available compensation data for the purposes of benchmarking compensation opportunities.

NEOs may earn between 0% and 200% of the number of performance units granted based upon the following performance payout schedule:

Performance Level	Relative TSR Rank	Percent of Target Units Earned
Maximum	100th Percentile	200%
Target	60th Percentile	100%
Threshold	30th Percentile	25%
Below Threshold	Below 30th Percentile	0%

For the FY 2019 awards, 50% of the PSUs granted to our NEOs may be earned and vested based upon performance over the first two years of the performance period (January 1, 2019 – December 31, 2020), and 50% may be earned and vested based upon performance over a full three-year performance period (January 1, 2019 – December 31, 2021). It is the Committee’s intention to have PSU awards in future years earned based upon performance over a full three-year period.

Executive Employment Agreements

Each currently employed NEO has entered into Executive Employment Agreements with the Company. The Executive Employment Agreements each provide for an initial term that will expire on March 16, 2019 with respect to Messrs. Stewart, Powell and DeBonis, November 7, 2019 with respect to Mr. McDonald, and May 11, 2021 with respect to Mr. Drummond. The Executive Employment Agreement will automatically renew for additional one-year periods unless either party provides written notice at least 90 days prior to the end of the then term and, as a result, Messrs. Stewart, Powell and DeBonis’ Executive Employment Agreements have each been renewed for an additional year.

26 | Keane Group, Inc.

Pursuant to the Executive Employment Agreements with the currently employed NEOs, in the event of a termination of the NEO’s employment by us without Cause or due to our non-renewal of the applicable Executive Employment Agreement, or by Messrs. Stewart, Drummond, Powell or McDonald for Good Reason, subject to the execution of a release, the NEO will be entitled to the following severance benefits:

●	severance payments equal to:

¡	for Mr. Stewart, two times the sum of his annual base salary, and the lesser of the average of the annual bonuses he received during the two years prior to termination and his target bonus;

¡	for Mr. Drummond, two times the sum of his annual base salary and his target bonus for the year in which the termination occurs;

¡	for Messrs. Powell and DeBonis, two times his annual base salary; and

¡	for Mr. McDonald, his annual base salary;

●	for Messrs. Stewart and Powell, a pro rata annual bonus for the year of termination;

●

for Messrs. Drummond and Powell (upon any termination other than death or voluntarily without Good Reason), and Mr. McDonald, reimbursement of the cost of continuation coverage of group health coverage for up to twelve months following termination.

In addition, pursuant to the Executive Employment Agreements with Messrs. Stewart and Powell, in the event of his termination of employment due to death or disability, subject to the execution of a release, he or his estate, as applicable, will be entitled to:

●	severance payments equal to three months of base salary paid for the three-month period following the date of termination; and

●	a pro rata annual bonus for the year of termination.

For purposes of the Executive Employment Agreements, “Cause” generally means:

●	indictment, conviction or plea of no contest to a felony or any crime involving dishonesty or theft;

●	conduct in connection with employment duties or responsibilities that is fraudulent or unlawful;

●	conduct in connection with employment duties or responsibilities that is grossly negligent and which has a materially adverse effect on us or our business;

●	willful misconduct or contravention of specific lawful directions related to a material duty or responsibility directed to be undertaken from our board of directors;

●	material breach of obligations under the applicable Executive Employment Agreement;

●	any acts of dishonesty resulting or intending to result in personal gain or enrichment at our expense;

●	failure to comply with a material policy; or

●	for Mr. Powell, his failure to maintain primary residence in the Houston, Texas metropolitan area.

For purposes of the Executive Employment Agreements, as applicable, “Good Reason” generally means:

●

our failure to cure a material breach of our obligations under the applicable Executive Employment Agreement (in the case of Mr. Drummond, a material breach by the Company of its obligations under his Executive Employment Agreement);

2019 Proxy Statement | 27

●

a material diminution of duties, position or title (in the case of Mr. Stewart, other than any diminution in connection with the appointment of a new Chairman or Chief Executive Officer if following such appointment Mr. Stewart remains as either Chairman or Chief Executive Officer);

●

a material reduction in base salary (in the case of Mr. Drummond, other than as a result of a less-than-ten-percent (10%) reduction that is part of a reduction applicable to other senior executives and in the case of Mr. McDonald, his target bonus); or

●	a change in office location that increases the NEO’s commute from his principal residence by more than 50 miles.

Other Practices, Policies and Guidelines

Claw Back Policy

On February 23, 2017, our board of directors adopted the Company’s Compensation Recovery Policy (the “Claw Back Policy”). Pursuant to the Claw Back Policy, in the event of a revision and reissuance of a financial statement previously issued by the Company (an “Accounting Restatement”), our board of directors in its discretion may determine that the officer will be required to repay all or a portion of the amount of incentive-based compensation received by an officer of the Company that exceeds the amount of such compensation that such officer otherwise would been received determined based upon the Accounting Restatement. In the event that any such Accounting Restatement is required due to material non-compliance by the Company with any financial reporting requirement under the securities laws, then an executive officer of the Company will be obligated to repay the amount of incentive-based compensation received by such executive officer that exceeds the amount of such compensation that the executive officer otherwise would have received determined based upon the Accounting Restatement. The Claw Back Policy applies to any incentive-based compensation received by an officer of the Company during the three completed fiscal years of the Company immediately preceding the date of the applicable Accounting Restatement. For purposes of the Claw Back Policy, “incentive-based compensation” means any compensation (whether in cash, common stock, or otherwise) to an officer of the Company, that is granted, earned, vested or for which the amount is determined, wholly or in part, on the attainment by the Company of (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, (ii) any measure that is derived wholly or in part from such measures, or (iii) the Company’s stock price and total stockholder return.

Anti-Hedging Policy

We prohibit the NEOs and other executives from engaging in transactions designed to insulate them from changes in the Company’s stock price. Therefore, the Company has an anti-hedging policy that prohibits our NEOs from entering into transactions that include (without limitation) equity swaps or short sales of our securities, margin accounts or pledges of our securities, and hedges or monetization transactions involving our securities that are designed to hedge or offset any decrease in the market value of the Company’s securities. In addition, the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities is prohibited under this policy, and borrowing against any account in which our securities are held is prohibited.

Benefits & Perquisites

Our NEOs also generally participate in other benefit plans on the same terms as all of our other employees. These plans include employee benefit plans maintained by the Company, including the 401(k) program, the medical insurance and reimbursement program, the group term life insurance program, and the group disability program.

Our NEOs also receive an automobile allowance in the amount of $21,000 per year for Messrs. Stewart, Powell and DeBonis, and $20,400 per year for Messrs. Drummond and McDonald.

2018 Risk Assessment

Each year, the Company performs a detailed risk analysis of each of its compensation programs. If warranted, the Compensation Committee will recommend changes to address concerns or considerations raised in the risk review

28 | Keane Group, Inc.

process. Changes may be recommended for the program design or its oversight and administration in order to mitigate unreasonable risk, if any is determined to exist. The Compensation Committee has concluded that the Company’s compensation arrangements do not encourage any employees to take unnecessary and excessive risks. We do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers serves as a member of the Compensation Committee or board of directors of any other entity that has an executive officer serving as a member of our board of directors or Compensation Committee.

Impact of Tax and Accounting

We regularly consider the various tax and accounting implications of our compensation plans. When determining the amount of long-term incentives and equity grants to executives and employees, the compensation costs associated with the grants are reviewed, as required by the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

Section 162(m) of the Internal Revenue Code (the “Code”) generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the CEO, the CFO and the next three highest compensated officers for such year and any employee who was covered under Section 162(m) of the Code in a prior year. The Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that are in the best interest of the Company and its stockholders. Therefore, the Compensation Committee, while considering tax deductibility as a factor in determining compensation, may not limit compensation to $1 million in any taxable year if it believes that the compensation is commensurate with the performance of the covered employee.

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Executive Compensation Tables

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(3) (f)	Non- Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
James C. Stewart Executive Chairman*	2018	1,000,000	—	2,797,978	1,538,873	1,000,000	—	30,625	6,367,476
	2017	813,077	80,000	7,065,139	1,324,629	3,333,334	—	45,000	12,661,179
	2016	640,000	133,333	—	—	1,466,667	—	30,742	2,270,742
Robert W. Drummond Chief Executive Officer	2018	292,308	800,000	5,779,943	—	885,000	—	7,452	7,764,703
Gregory L. Powell President and Chief Financial Officer	2018	800,000	—	2,132,334	1,172,003	800,000	—	30,625	4,934,962
	2017	571,539	140,000	5,825,334	1,077,362	2,933,334	—	39,000	10,586,569
	2016	360,000	233,333	—	—	1,306,667	—	29,673	1,929,673
M. Paul DeBonis Jr. Advisor to the Chairman**	2018	350,000	—	756,103	409,512	350,000	—	28,842	1,894,456
	2017	292,885	20,000	2,135,156	347,998	1,033,334	—	45,000	3,874,373
	2016	240,000	33,333	—	—	466,667	—	29,223	769,223
Kevin M. McDonald Executive Vice President, Legal Counsel & Secretary	2018	400,000	—	810,892	443,017	400,000	—	30,025	2,083,934
	2017	338,750	—	1,169,372	497,470	527,768	—	38,719	2,572,079

*	Prior to August 6, 2018, Mr. Stewart served as the Company’s Chief Executive Officer.

**	Prior to September 4, 2018, Mr. DeBonis served as the Company’s Chief Operating Officer.

(1)	Reflects a monthly retention payment to each of Messrs. Stewart, Powell and DeBonis through June 2017 and a sign on bonus paid to Mr. Drummond pursuant to his Executive Employment Agreement.

(2)

Reflects the grant date fair value calculated in accordance with ASC 718 of the restricted stock units granted to the NEOs in each of fiscal years 2018 and 2017 and of the deferred stock awards granted to each of Messrs. Stewart, Powell and DeBonis in fiscal year 2017. See Note 12—Stock- Based Compensation in our audited consolidated and combined financial statements included in our 2018 10-K for a discussion of the assumptions used in the valuation of such awards.

(3)

Reflects the grant date fair value calculated in accordance with ASC 718 of the stock option granted to the NEOs in each of fiscal years 2018 and 2017. See Note 12—Stock-Based Compensation in our audited consolidated and combined financial statements included in our 2018 10-K for a discussion of the assumptions used in the valuation of such awards.

(4)

For fiscal year 2018, these amounts reflects 100% of the annual target bonus for each NEO (other than Mr. Drummond) payable under our 2018 Executive Bonus Program. For fiscal year 2018, this amount reflects the sign on bonus described in Mr. Drummond’s Executive Employment Agreement. For fiscal year 2017, these amounts reflect (a) bonus payments earned in fiscal year 2017 under our Value Creation Plan to Messrs. Stewart, Powell and DeBonis and (b) an amount equal to 200% of the annual target bonus for each NEO payable under our 2017 Executive Bonus Program. For the fiscal year ended December 31, 2016, these amounts reflect (a) bonus payments earned in fiscal year 2016 under our Value Creation Plan and (b) amounts paid to the NEOs under our annual bonus plan for such fiscal year.

30 | Keane Group, Inc.

(5)	A detailed breakdown of “All Other Compensation” is provided in the table below:

Name	Year	Automobile Allowance ($)	401(k) Plan Company Contribution ($)	Severance ($)	Expenses ($) (a)	Total ($)
James C. Stewart	2018	21,000	9,625	—	—	30,625
	2017	21,000	24,000	—	—	45,000
	2016	21,000	9,742	—	—	30,742
Robert W. Drummond	2018	7,452	—	—	—	7,452
Gregory L. Powell	2018	21,000	9,625	—	—	30,625
	2017	21,000	18,000	—	—	39,000
	2016	21,000	8,673	—	—	29,673
M. Paul DeBonis Jr.	2018	21,000	7,842	—	—	28,842
	2017	21,000	24,000	—	—	45,000
	2016	21,000	8,223	—	—	29,223
Kevin M. McDonald	2018	20,400	9,625	—	—	30,025
	2017	20,400	18,319	—	—	38,719

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Grants of Plan Based Awards in Fiscal Year 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)(2)	Threshold ($)	Target ($)	Maximum ($)(2)	or Units (#)(3)	Options (#)(4)	Awards ($/Share)	Awards ($)(5)
James C. Stewart		500,000	1,000,000		5,000,000	—	—	—	—	—	—	—
	3/1/2018	—	—		—	—	—	—	152,200	—	—	2,378,886
		—	—		—	—	—	—	—	179,100	15.63	1,331,843
	8/6/2018	—	—		—	—	—	—	29,576	—	—	419,092
		—	—		—	—	—	—	—	30,709	14.17	207,030
Robert W. Drummond		—	885,000	(6)	—	—	—	—	—	—	—	—
	8/6/2018	—	—		—	—	—	—	407,900 (7)	—	—	5,779,943
Gregory L. Powell		400,000	800,000		5,000,000	—	—	—	—	—	—	—
	3/1/2018	—	—		—	—	—	—	116,100	—	—	1,814,643
		—	—		—	—	—	—	—	136,500	15.63	1,015,056
	8/6/2018	—	—		—	—	—	—	22,420	—	—	317,691
		—	—		—	—	—	—	—	23,280	14.17	156,946
M. Paul DeBonis Jr.		175,000	350,000		5,000,000	—	—	—	—	—	—	—
	3/1/2018	—	—		—	—	—	—	35,400	—	—	553,302
		—	—		—	—	—	—	—	41,600	15.63	309,350
	8/6/2018	—	—		—	—	—	—	14,312	—	—	202,801
		—	—		—	—	—	—	—	14,857	14.17	100,161
Kevin M. McDonald		200,000	400,000		5,000,000	—	—	—	—	—	—	—
	3/1/2018	—	—		—	—	—	—	41,500	—	—	648,645
		—	—		—	—	—	—	—	48,800	15.63	362,892
	8/6/2019	—	—		—	—	—	—	11,450	—	—	162,247
		—	—		—	—	—	—	—	11,885	14.17	80,125

(1)

Amounts represent the range of annual cash incentive awards the NEO was potentially entitled to receive based on the achievement of performance goals for fiscal year 2018 under the 2018 Executive Bonus Program as more fully described in “—Compensation Discussion and Analysis—2018 Annual Incentives.” The amounts actually paid are reported in the Non-Equity Incentive Plan column of the Summary Compensation table. Pursuant to the 2018 Executive Bonus Plan, performance below a specific threshold will result in no payment with respect to that performance goal.

(2)	Reflects the maximum bonus payable to any executive under the Company’s Executive Incentive Bonus Plan.

(3)	Represents restricted stock units granted to the NEOs, as described in “—Compensation Discussion and Analysis—2018 Long-Term Incentives.”

(4)	Represent stock options granted to the NEOs, as described in “—Compensation Discussion and Analysis—2018 Long-Term Incentives.”

(5)

Reflects the grant date fair value as calculated in accordance with ASC 718. Assumptions used in the valuation of equity-based awards are discussed in “Note 12—Stock-Based Compensation” in our audited consolidated and combined financial statements included in our 2018 10-K.

(6)

Pursuant to the Executive Employment Agreement with Mr. Drummond, Mr. Drummond’s bonus is calculated in part based on a contractual amount set forth in the Executive Employment Agreement, which amount is reflective of the bonus that he forfeited with his prior employer, and the remainder based on the Company’s performance under the 2018 Executive Bonus Program.

(7)

Includes 161,013 restricted stock units that are subject to three year vesting, the first 33% of which became vested on December 31, 2018, and the remaining restricted stock units will become vested on December 31 of each of 2019 and 2020, 85,874 restricted stock units that are subject to two year vesting and will become vested on August 6 of each of 2019 and 2020, and 161,013 units that vest in their entirety on December 31, 2020.

32 | Keane Group, Inc.

Outstanding Equity Awards at Fiscal Year End 2018

		Option Awards					Stock Unit Awards
Name		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (1)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($) (3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (4)
(a)	Grant Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James C. Stewart	3/7/2017	—	—	—	—	—	—	—	—	1,975,706
	4/3/3017	71,629	143,259	—	19.00	4/3/2023	—	—	—	—
		—	—	—	—	—	143,259	1,171,859	—	—
	3/1/2018	—	179,100	—	15.63	3/1/2024	—	—	—	—
		—	—	—	—	—	152,200	1,244,996	—	—
	8/6/2018	—	30,709	—	14.17	8/6/2024	—	—	—	—
		—	—	—	—	—	29,576	241,932	—	—
Robert W. Drummond	8/6/2018	—	—	—	—	—	354,229	2,897,593	—	—
Gregory L. Powell	3/7/2017	—	—	—	—	—	—	—	—	1,646,422
	4/3/3017	58,258	116,517	—	19.00	4/3/2023	—	—	—	—
		—	—	—	—	—	116,517	953,109	—	—
	3/1/2018	—	136,500	—	15.63	3/1/2024	—	—	—	—
		—	—	—	—	—	116,100	949,698	—	—
	8/6/2018	—	23,280	—	14.17	8/6/2024	—	—	—	—
		—	—	—	—	—	22,420	183,396	—	—
M. Paul DeBonis Jr.	3/7/2017	—	—	—	—	—	—	—	—	658,569
	4/3/3017	18,818	37,636	—	19.00	4/3/2023	—	—	—	—
		—	—	—	—	—	37,636	307,862	—	—
	3/1/2018	—	41,600	—	15.63	3/1/2024	—	—	—	—
		—	—	—	—	—	35,400	289,572	—	—
	8/6/2018	—	14,857	—	14.17	8/6/2024	—	—	—	—
		—	—	—	—	—	14,312	117,072	—	—
Kevin M. McDonald	4/3/3017	26,900	53,802	—	19.00	4/3/2023	—	—	—	—
		—	—	—	—	—	53,802	440,100	—	—
	3/1/2018	—	48,800	—	15.63	3/1/2024	—	—	—	—
		—	—	—	—	—	41,500	339,470	—	—
	8/6/2018	—	11,885	—	14.17	8/6/2024	—	—	—	—
		—	—	—	—	—	11,450	93,661	—	—
		—	3,539 (5)	—	— (6)	— (7)	—	—	—	—

(1)

Reflects the number of unvested stock options held by the NEO, other than Mr. Drummond. 33% of the April 3, 2017 stock options became vested and exercisable on each of January 20, 2018 and 2019, and the remaining stock options will become vested and exercisable on January 20, 2020, 33% of each of the March 1, 2018 and August 6, 2018 stock options became vested and exercisable on March 1, 2019, and the remaining stock options will become vested and exercisable in equal portions on March 1 of each of 2020 and 2021, and will become fully vested and exercisable in the event that the NEO’s employment terminates without cause or for good reason within twelve months following a change in control.

(2)

Reflects the number of unvested restricted stock units held by the NEO. Other than for Mr. Drummond, 33% of the April 3, 2017 restricted stock units became vested on each of January 20, 2018 and 2019, and the remaining restricted stock units will become vested on January 20, 2020, 33% of each of the March 1, 2018 and August 6, 2018 restricted stock units became vested on March 1, 2019, and the remaining restricted stock units will become vested in equal portions on March 1 of each of 2020 and 2021, and will become fully vested in the event that the NEO’s employment terminates without cause or for good reason within twelve months following a change in control. In the case of Mr. Drummond, 161,013 restricted stock units were subject to three year vesting and the first 33% of these restricted

2019 Proxy Statement | 33

stock units became vested on December 31, 2018, and the remaining restricted stock units will become vested on December 31 of each of 2019 and 2020; 85,874 restricted stock units were subject to two year vesting and will become vested on August 6 of each of 2019 and 2020; and the remaining 161,013 units vest in their entirety on December 31, 2020.

(3)	Based on the closing price per share of our common stock on December 31, 2018 of $8.18.

(4)

Reflects the aggregate value of the stock bonuses that may be issued in shares of common stock under the Deferred Stock Awards granted to Messrs. Stewart, Powell and DeBonis. Such amounts became vested 50% on January 1, 2018 and were paid in a number of shares of our common stock with a fair market value equal to such amount on February 15, 2018, and 50% on January 1, 2019 and were paid in a number of shares of our common stock with a fair market value equal to such amount on March 5, 2019, pursuant to an amendment to the Deferred Stock Award Agreements that extended the payment date from February 15, 2019 to March 5, 2019 so that the payment date would coincide with an open trading window.

(5)

Reflects the number of Class B Units of Keane Investor held by Mr. McDonald. The Class B Units were granted to Mr. McDonald prior to consummation of our initial public offering (the “IPO”) under a unit-based management compensation program sponsored by the Company prior to the IPO called the Keane Management Holdings LLC Management Incentive Plan (the “Class B Plan”). In connection with the IPO, the Class B Plan was assigned to and assumed by Keane Investor. The Class B Units represent profit interests in Keane Investor that are solely obligations of Keane Investor. 50% of the units held by Mr. McDonald became vested on November 7, 2018 and the remainder will vest on November 7, 2019. If Mr. McDonald’s service is terminated without Cause, all unvested units that would have vested on the next vesting date following termination will vest upon such termination, and the remaining unvested units will remain outstanding for a period of 90 days following termination and will vest if a change in control occurs during such 90-day period.

(6)

Class B Units have no exercise price. Instead, Mr. McDonald may be entitled to certain cash distributions from Keane Investor following the distribution of $1,200,000,000 to holders of Class A Units and other Class B Units in Keane Investor.

(7)	Class B Units have no expiration date.

Option Exercises and Stock Vested in Fiscal Year 2018

The following table provides information about option awards and stock units that vested, and the value realized on exercise and vesting by our NEOs during 2018.

	Option Awards		Stock Units
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of units acquired on vesting (#)	Value realized on vesting ($)(1)
James C. Stewart	—	—	151,620	$2,473,261
Robert W. Drummond	—	—	53,671	$439,029
Gregory L. Powell	—	—	124,917	$2,035,544
M. Paul DeBonis Jr.	—	—	50,040	$802,666
Kevin M. McDonald	—	—	26,900	$478,820

(1)	Calculated by multiplying the number of ordinary shares by the market value of the underlying shares on the date of vesting.

34 | Keane Group, Inc.

Potential Payments Upon Termination or Change in Control

The tables below describe and estimate the amounts and benefits that our NEOs would have been entitled to receive upon a termination of their employment in certain circumstances or, if applicable, upon a change in control, assuming such events occurred as of December 31, 2018, the last day of fiscal year 2018. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would have received in such circumstances. The tables exclude compensation amounts accrued through December 31, 2018 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, payment for accrued but unused vacation and vested account balances under our retirement plans that are generally available to all of our salaried employees. Where applicable, the information in the table uses a price per share for our common stock of $8.18, the closing price on December 31, 2018 (the “Year-End Closing Price”). Generally, payment of severance benefits to an NEO following termination of employment is subject to the NEO’s timely execution and non-revocation of a release of claims in favor of the Company.

James C. Stewart
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason, No Change in Control ($)		Without Cause or for Good Reason, Upon or Following Change in Control ($)		Change in Control, No Termination of Employment ($)
Cash Severance(1)	250,000	—	4,000,000		4,000,000		—
Annual Bonus(2)	1,000,000	—	1,000,000		1,000,000		—
Deferred Stock Award Vesting(3)	—	—	1,975,706		1,975,706		1,975,706
Stock Option Vesting(4)	—	—	0	(5)	0	(5)	—
Restricted Stock Unit Vesting(6)	—	—	1,970,549		4,873,801		—
Health Benefits	—	—	—		—		—
Total	1,250,000	—	8,946,255		11,849,507		1,975,706

(1)

Reflects severance payments equal to (i) in the event of Mr. Stewart’s death or disability, three months of his base salary payable over the three-month period following his termination, or (ii) in the event of a termination of Mr. Stewart’s employment without Cause or for Good Reason, an amount equal to two times the sum of (i) his annual base salary, and (ii) the lesser of (x) his average annual bonus during the two calendar years prior to his termination of employment, or (y) 100% of his annual base salary, payable over the 24-month period following his termination.

(2)	Reflects the annual bonus payable to Mr. Stewart for fiscal year 2018 under our 2018 Executive Bonus Program.

(3)	Pursuant to his Deferred Stock Award, Mr. Stewart’s unvested stock bonuses will become fully vested upon a change in control or upon a termination of his employment without Cause or for Good Reason.

(4)

Pursuant to his Stock Option Award, Mr. Stewart’s unvested stock options will become fully vested in the event of a termination of his employment without Cause or for Good Reason within twelve months following a change in control. In the event of a termination other than following a change in control, Mr. Stewart shall become vested in those stock options that would have vested had he remained employed for a period of twelve months following the termination. The amount in the table reflects the aggregate per share value based on the Year-End Closing Price in excess of the option exercise price.

(5)	The market price of the stock options as of December 31, 2018 was lower than the strike price of the outstanding options, therefore the value is reflected as $0.

(6)

Pursuant to his Restricted Stock Unit Award, Mr. Stewart’s unvested restricted stock units will become fully vested in the event of a termination of his employment without Cause or for Good Reason within twelve months following a change in control. In the event of a termination other than following a change in control, Mr. Stewart shall become vested in those restricted stock units that would have vested had he remained employed for a period of twelve months following the termination.

2019 Proxy Statement | 35

Robert W. Drummond
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason, No Change in Control ($)	Without Cause or for Good Reason, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)
Cash Severance(1)	—	—	3,200,000	3,200,000	—
Annual Bonus(2)	—	—	—	—	—
Restricted Stock Unit Vesting(3)	5,019,425	—	5,019,425	5,019,425	—
Health Benefits(4)	—	—	17,238	17,238	—
Total	5,019,425	—	8,236,663	8,236,663	—

(1)

Reflects severance payments in the event of a termination of Mr. Drummond’s employment without Cause or for Good Reason, in an amount equal to two times the sum of (i) his annual base salary, and (ii) his target bonus for the year his termination occurs, payable over the 24-month period following his termination.

(2)	Reflects the annual bonus payable to Mr. Drummond for fiscal year 2018 under our 2018 Executive Bonus Program.

(3)

Pursuant to his Restricted Stock Unit Award, Mr. Drummond’s unvested restricted stock units will become fully vested in the event of death, disability, or a termination of his employment without Cause or for Good Reason.

(4)	Reflects our payment for the cost of continuation health coverage for Mr. Drummond for twelve months following his termination.

Gregory L. Powell
Payments and Benefits	Death ($)	Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason, No Change in Control ($)		Without Cause or for Good Reason, Upon or Following Change in Control ($)		Change in Control, No Termination of Employment ($)
Cash Severance(1)	200,000	200,000	—	1,600,000		1,600,000		—
Annual Bonus(2)	800,000	800,000	—	800,000		800,000		—
Deferred Stock Award Vesting(3)	—	—	—	1,646,422		1,646,422		1,646,422
Stock Option Vesting(4)	—	—	—	0	(5)	0	(5)	—
Restricted Stock Unit Vesting(6)	—	—	—	1,554,932		3,820,666		—
Health Benefits(7)	—	20,443	—	20,443		20,443		—
Total	1,000,000	1,020,443	—	5,621,797		7,887,531		1,646,422

(1)

Reflects severance payments equal to (i) in the event of Mr. Powell’s death or disability, three months of his base salary payable over the three-month period following his termination, or (ii) in the event of a termination of Mr. Powell’s employment without Cause or for Good Reason, an amount equal to two times his annual base salary payable over the 24 month period following his termination.

(2)	Reflects the annual bonus payable to Mr. Powell for fiscal year 2018 under our 2018 Executive Bonus Program.

(3)	Pursuant to his Deferred Stock Award, Mr. Powell’s unvested stock bonuses will become fully vested upon a change in control or upon a termination of his employment without Cause or for Good Reason.

(4)

Pursuant to his Stock Option Award, Mr. Powell’s unvested stock options will become fully vested in the event of a termination of his employment without Cause or for Good Reason within twelve months following a change in control. In the event of a termination other than following a change in control, Mr. Powell shall become vested in those stock options that would have vested had he remained employed for a period of twelve months following the termination. The amount in the table reflects the aggregate per share value based on the Year-End Closing Price in excess of the option exercise price.

(5)	The market price of the stock options as of December 31, 2018 was lower than the strike price of the outstanding options, therefore the value is reflected as $0.

36 | Keane Group, Inc.

(6)

Pursuant to his Restricted Stock Unit Award, Mr. Powell’s unvested restricted stock units will become fully vested in the event of a termination of his employment without Cause or for Good Reason within twelve months following a change in control. In the event of a termination other than following a change in control, Mr. Powell shall become vested in those restricted stock units that would have vested had he remained employed for a period of twelve months following the termination.

(7)	Reflects our payment for the cost of continuation health coverage for Mr. Powell for twelve months following his termination.

M. Paul DeBonis Jr.
Payments and Benefits	Death or Disability ($)	For Cause or Voluntary Terminations ($)	Without Cause, No Change in Control ($)	Without Cause, Upon or Following Change in Control ($)		Change in Control, No Termination of Employment ($)
Cash Severance(1)	—	—	700,000	700,000		—
Annual Bonus	—	—	—	—		—
Deferred Stock Award Vesting(2)	—	—	658,569	658,569		658,569
Stock Option Vesting(3)	—	—	0(4)	0	(4)	—
Restricted Stock Unit Vesting(5)	—	—	524,698	1,301,449		—
Health Benefits	—	—	—	—		—
Total	—	—	1,883,267	2,660,018		658,569

(1)	Reflects severance payments equal to two times Mr. DeBonis’ annual base salary payable over the 24 month period following his termination in the event of a termination of his employment without Cause.

(2)	Pursuant to his Deferred Stock Award, Mr. DeBonis’ unvested stock bonuses will become fully vested upon a change in control or upon a termination of his employment without Cause.

(3)

Pursuant to his Stock Option Award, Mr. DeBonis’ unvested stock options will become fully vested in the event of a termination of his employment without Cause within twelve months following a change in control. In the event of a termination other than following a change in control, Mr. DeBonis shall become vested in those stock options that would have vested had he remained employed for a period of twelve months following the termination. The amount in the table reflects the aggregate per share value based on the Year-End Closing Price in excess of the option exercise price.

(4)	The market price of the stock options as of December 31, 2018 was lower than the strike price of the outstanding options, therefore the value is reflected as $0.

(5)

Pursuant to his Restricted Stock Unit Award, Mr. DeBonis’ unvested restricted stock units will become fully vested in the event of a termination of his employment without Cause within twelve months following a change in control. In the event of a termination other than following a change in control, Mr. DeBonis shall become vested in those restricted stock units that would have vested had he remained employed for a period of twelve months following the termination.

2019 Proxy Statement | 37

Kevin M. McDonald
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason, No Change in Control ($)		Without Cause or for Good Reason, Upon or Following Change in Control ($)		Change in Control, No Termination of Employment ($)
Cash Severance(1)	—	—	400,000		400,000		—
Annual Bonus	—	—	—		—		—
Stock Option Vesting(2)	—	—	0	(3)	0	(3)	—
Restricted Stock Unit Vesting(4)	—	—	660,064		1,590,482		—
Class B Unit Vesting(5)	—	—	—		—		—
Health Benefits(6)	—	—	20,443		20,443		—
Total	—	—	1,080,507		2,010,925		—

(1)	Reflects severance payments equal to Mr. McDonald’s annual base salary payable in a lump sum in the event of a termination of his employment without Cause or for Good Reason.

(2)

Pursuant to his Stock Option Award, Mr. McDonald’s unvested stock options will become fully vested in the event of a termination of his employment without Cause or for Good Reason within twelve months following a change in control. In the event of a termination other than following a change in control, Mr. McDonald shall become vested in those stock options that would have vested had he remained employed for a period of twelve months following the termination. The amount in the table reflects the aggregate per share value based on the Year-End Closing Price in excess of the option exercise price.

(3)	The market price of the stock options as of December 31, 2018 was lower than the strike price of the outstanding options, therefore the value is reflected as $0.

(4)

Pursuant to his Restricted Stock Unit Award, Mr. McDonald’s unvested restricted stock units will become fully vested in the event of a termination of his employment without Cause or for Good Reason within twelve months following a change in control. In the event of a termination other than following a change in control, Mr. McDonald shall become vested in those restricted stock units that would have vested had he remained employed for a period of twelve months following the termination.

(5)

Pursuant to his Class B Interest Award Agreement, the next tranche of Mr. McDonald’s unvested Class B Units of Keane Investor Holdings LLC will become vested in the event of a termination of his employment without Cause, and the remaining unvested units will remain outstanding for a period of 90 days following termination and will vest if a change in control occurs during such 90-day period. The market value of the Class B Units is not determinable, because there is no public market for such units. Therefore, such value, if any, has not been included herein.

(6)	Reflects our payment for the cost of continuation health coverage for Mr. McDonald for twelve months following his termination.

CEO Pay Ratio

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we are providing the following information about the relationship of our CEO’s compensation to the compensation of all our employees. The purpose of this disclosure is to provide a measure of the equitability of pay within the organization. We believe our compensation philosophy and process yield an equitable result and our ratio is as follows for 2018:

●	the total compensation of our median employee was $98,499, as calculated pursuant to the same methodology as that used to determine pay for our CEO in the Summary Compensation Table

●	the total compensation of our CEO, as reported in the Summary Compensation Table, was $8,273,771.

●	the ratio of our CEO’s total compensation to the median employee total compensation was 84.0, to 1

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology used. To identify our median employee, we compared the year to date Federal Taxable Wages of our employees as of December 31, 2018. We did not exclude any of our employees or make any cost-of-living

38 | Keane Group, Inc.

adjustments. We had 2,749, employees as of December 31, 2018, all of which were U.S. employees. Similar to our CEO, each of our employees enjoys a comprehensive compensation and benefit package that we determine by benchmarking to market practices.

Two individuals served in the role of CEO during 2018. We elected to use the compensation of Mr. Drummond, the active CEO as of December 31, 2018, for purposes of determining the CEO pay ratio. Mr. Drummond became CEO in August 2018. In determining Mr. Drummond’s compensation, we adjusted the compensation reported on the Summary Compensation Table to reflect his compensation as if he were CEO for the full calendar year, by increasing his base salary as if he were CEO effective January 1, 2018. The base salary used was annualized at the full year CEO rate of $800,000. We did not adjust his annual incentive award because the amount earned by Mr. Drummond was already adjusted per his new hire agreement to reflect a full year performance incentive, recognizing the partial-year annual incentive opportunity he forfeited at his prior employer during 2018. For purposes of calculating the CEO Pay Ratio, this resulted in total annual compensation of $8,273,771 for the CEO as opposed to the amount shown on Summary Compensation Table of $7,766,079.

2019 Proxy Statement | 39

 Proposal 4  Amendment to Keane Group, Inc. Equity and Incentive Award Plan

The Board of Directors recommends that you vote “FOR” the amendment to the Keane Group, Inc. Equity and Incentive Award Plan.

We are asking our stockholders to approve an amendment to the Keane Group, Inc. Equity and Incentive Award Plan to increase the number of authorized shares available for issuance under the Plan.

A simple majority of the votes cast is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card, or if you do not name your proxy or proxies, the Proxy Holders, will vote for the proposal.

Amendment to Equity Plan

In 2017, the stockholders approved the Keane Group, Inc. Equity and Incentive Award Plan (the “Equity Plan”). The Equity Plan authorized 7,734,601 shares of the Company’s Common Stock. As of March 28, 2019, of the 7,734,601 shares authorized for issuance under the Equity Plan, there were 2,099,338 shares remaining available for future grants under the Equity Plan. However, this available pool of shares does not include an additional 700,000 shares we expect to allocate to annual grants for non-executives prior to the annual meeting; following that non-executive grant we will actually have only 1,399,338 shares available for future grant. The Equity Plan is the only Company equity plan from which shares remain available for future grants. The Compensation Committee of the Board of Directors and the Board itself considers this number to be inadequate to achieve the stated purpose of the Equity Plan in the future; namely, to promote the long-term financial interests of the Company by: (i) encouraging directors, officers and employees of the Company to acquire an ownership position in the Company; (ii) enhancing the ability of the Company to attract and retain directors, officers and key employees of outstanding ability; and (iii) providing directors, officers and key employees with an interest in the Company aligned with that of the Company’s stockholders.

The Board has approved, and stockholders are being asked to approve, an amendment to the Equity Plan (the “Equity Plan Amendment”), to increase by 4,200,000 the number of authorized shares available for issuance under the Equity Plan – resulting in a total of 11,934,601 shares authorized under the Equity Plan. This increase would result in 6,299,338 shares being available for future grants, including the number of shares remaining available on March 28, 2019. A summary of current plan balances and the impact of the shares requested in this amendment are summarized in the table below:

		Number	Weighted Average Exercise Price	Weighted Average Remaining Term
	Number of unvested restricted stock units outstanding	2,298,589	—	—
	Number of unvested performance restricted stock units outstanding	654,802	—	—
	Number of non-qualified stock options outstanding	1,210,207	$17.13	4.495
A.	Total Outstanding	4,163,598	—	—
B.	Shares Currently Available for Future Grant(1)	2,099,338	—	—
C.	Additional Shares Requested	4,200,000	—	—
D.	Total Equity Plan Reserve (A + B + C)	10,462,936	—	—
E.	Common Shares Outstanding at Record Date	104,766,746	—	—
	Total Equity Plan Reserve as Percent of Common Shares (D ÷ E)	10.0%	—	—

(1)	Includes 700,000 shares we expect to allocate to non-executive employee annual grants prior to the annual meeting, leaving only 1,399,340 shares available for future grant at the time of the vote.

40 | Keane Group, Inc.

Based upon current stock price and current equity incentive compensation mix, we anticipate that this share reserve will provide sufficient shares for an additional two to four years of equity awards, not including the remaining grants to be made in 2019.

The proposed Equity Plan Amendment is provided as Appendix A to this Proxy Statement. You should read Appendix A in its entirety, as the following summary of the proposed changes and the Equity Plan is not exhaustive.

Reasons for Seeking Shareholder Approval

The Equity Plan provides for long-term compensation and incentive opportunities for directors, executives and key employees of the Company and its subsidiaries. The Board believes that the future success of the Company is dependent upon the quality and continuity of management, and that compensation programs such as restricted stock unit and performance restricted stock unit grants are important in attracting and retaining individuals of superior ability and in motivating their efforts on behalf of the Company. In addition, in order to provide competitive compensation opportunities that are aligned with our compensation philosophy, the Committee may choose to use long-term cash-based awards in place of equity.

Shareholder approval of the Equity Plan Amendment is required under the rules of the New York Stock Exchange applicable to the Company. If the Equity Plan Amendment is not approved, the Equity Plan Amendment will not go into effect. Awards may continue to be made under the Equity Plan in accordance with its terms as they existed prior to the Equity Plan Amendment until the shares remaining for Awards under the Equity Plan are exhausted.

Securities Authorized for Issuance under Equity Compensation Plans

As of March 28, 2019, there were 4,163,598 shares reserved for issuance under the Equity Plan upon the vesting of restricted stock grants and the exercise of existing option grants. As of March 28, 2019, there were 2,298,589 shares and 1,210,207 shares reserved for issuance under the Equity Plan upon the vesting of restricted stock grants and the exercise of existing option grants, respectively. As of March 28, 2019, the weighted-average exercise price and the weighted-average remaining term for the Company’s outstanding stock options under all Company equity plans were $17.13 and 4.495 years, respectively.

The following table sets forth information as of March 28, 2019, with respect to compensation plans under which our common stock may be issued:

Plan Category	Number of securities to be issued upon exercise of warrants and rights (a)	Weighted-average exercise price of outstanding rights (b)		Number of securities remaining available for equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by security holders	1,210,207		$17.13	2,099,338
Equity compensation plans not approved by security holders	—		—	—
Total		$

(1)	Shares remaining available for issuance under the Equity Plan could be issued in the form of stock options, stock appreciation rights, stock awards and stock units.

2019 Proxy Statement | 41

Description of the Plan

The following summary describes briefly the principal features of the Equity Plan as it is currently in effect, without adjustment for the proposed Equity Plan Amendment, and is qualified in its entirety by reference to the full text of the Equity Plan and the proposed Equity Plan Amendment, which is provided as Appendix A to this Proxy Statement.

Securities Subject to the Equity Plan. A maximum of 7,734,601 shares of our common stock may be issued or transferred pursuant to awards under the Equity Plan. The number of shares of our common stock available under the Equity Plan will be reduced by one share for each share issued under an award. The shares of our common stock covered by the Equity Plan may be treasury shares, authorized but unissued shares or shares purchased in the open market.

In the event of any termination, expiration, lapse or forfeiture of an award, any shares subject to the award will again be made available for future grants under the Equity Plan. Any shares of restricted stock repurchased by the company at the same price paid for such shares will be made available for issuance again under the Equity Plan.

Eligibility. All of our employees, consultants, and directors, and employees and consultants of our affiliates, will be eligible to receive awards under the Equity Plan.

Awards under the Equity Plan. The Equity Plan provides that the administrator may grant or issue stock options, which may be non-qualified stock options (“NQSOs”) or, solely to eligible employees, incentive stock options designed to comply with the applicable provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), stock appreciation rights (“SARs”), restricted stock, restricted stock units, deferred stock, performance awards and stock payments, or any combination thereof. The terms and conditions of each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award. If an incentive stock option is granted to an employee who then owns, directly or by attribution under the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, then the term of the option will not exceed five years, and the option price will be at least 110% of the fair market value of the shares on the date that the option is granted.

Award Limits. The Equity Plan provides that the maximum aggregate number of shares of common stock subject to all Awards granted to any one employee or consultant in any calendar year, as adjusted, is 1,500,000. The maximum aggregate number of shares of common stock subject to all Awards granted to any one non-employee director in any calendar year, as adjusted, is 75,000. The maximum amount of any Performance Award granted to a Participant for any calendar year that is payable solely in cash is $5,000,000.

Vesting and Exercise of Awards. The applicable award agreement will contain the period during which the right to exercise the award in whole or in part vests, including the events or conditions upon which the vesting of an award may accelerate. No portion of an award which is not vested at the participant’s termination of employment, termination of directorship or termination of consulting relationship, as applicable, will subsequently become vested, except as may be otherwise provided by the administrator either in the agreement relating to the award or by action following the grant of the award.

Transferability of Awards. Awards generally may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution or, subject to the consent of the administrator, pursuant to a domestic relations order, unless and until such award has been exercised, or the shares underlying such award have been issued, and all restrictions applicable to such shares have lapsed. Notwithstanding the foregoing, NQSOs may be transferred without consideration to certain family members and trusts with the administrator’s consent. Awards may be exercised, during the lifetime of the participant, only by the participant or such permitted transferee.

Forfeiture and Claw-Back Provisions. In the event (i) a participant terminates service with the company prior to a specified date or within a specified time following receipt or exercise of the award, (ii) the company terminates the participant’s service for “cause,” or (iii) the participant engages in certain competitive activities with the company, the administrator has the right to require the participant to repay any proceeds, gains or other economic benefit actually or constructively received by the participant or to terminate the award. In addition, all awards (including any proceeds, gains or other

42 | Keane Group, Inc.

economic benefit actually or constructively received by the participant) may be subject to the provisions of any claw-back policy implemented by the company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Equity Plan Benefits. The future benefits that will be received under the Equity Plan by our current directors, executive officers and all eligible employees are not currently determinable.

Adjustments for Stock Splits, Recapitalizations, Mergers and Equity Restructurings. In the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off or other transaction that affects our common stock, the Equity Plan will be equitably adjusted, including the number of available shares, in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Equity Plan or with respect to any award.

Administration of the Equity Plan. The compensation committee is the administrator of the Equity Plan. Subject to certain limitations, the committee may delegate its authority to grant awards to one or more committees consisting of one or more members of the board of directors or one or more of our officers.

Amendment and Termination of the Equity Plan. Our board of directors and the compensation committee may amend the Equity Plan at any time, subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of the market or stock exchange on which our common stock is at the time primarily traded.

Additionally, stockholder approval will be specifically required to increase the maximum number of shares of our common stock which may be issued under the Equity Plan, change the eligibility requirements or decrease the exercise price of any outstanding option or stock appreciation right granted under the Equity Plan. The board of directors and the compensation committee may amend the terms of any award theretofore granted, prospectively or retroactively, however, except as otherwise provided in the Equity Plan, no such amendment will, without the consent of the participant, alter or impair any rights of the participant under such award without the consent of the participant unless the award itself otherwise expressly so provides.

Our board of directors and the compensation committee may suspend or terminate the Equity Plan at any time. However, in no event may an award be granted pursuant to the Equity Plan on or after the tenth anniversary of the effective date of the Equity Plan.

Prohibition on Repricing. Except in connection with a corporate transaction involving the company (including, without limitation, any stock distribution, stock split, extraordinary cash distribution, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the administrator will not, without the approval of the stockholders, authorize the amendment of any outstanding award to reduce its price per share, including any amendment to reduce the exercise price per share of outstanding options or SARs.

United States Federal Income Tax Aspects of the Equity Plan

Incentive Stock Options. Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an Incentive Stock Option if the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised, collectively, the holding period. In such event, we would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

2019 Proxy Statement | 43

Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-Qualified Stock Options and Stock Appreciation Rights. As a general rule, no federal income tax is imposed on the optionee upon the grant of a NQSO such as those under the Equity Plan (whether or not including a Stock Appreciation Right), and we are not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a NQSO, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a Stock Appreciation Right, if the optionee receives the appreciation in the Stock Appreciation Right, the cash is compensation income taxable to the optionee; if the optionee receives the appreciation in the form of stock, the difference between the fair market value of the stock and any amount paid by the optionee for the stock is taxable to the optionee. Upon the exercise of a NQSO or a Stock Appreciation Right, and subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.

Upon a subsequent disposition of the shares received upon exercise of a NQSO or a Stock Appreciation Right, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. If the shares received upon the exercise of an option or a Stock Appreciation Right are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and our tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restriction imposed on officers, directors and 10% stockholders by Section 16(b) of the Exchange Act, is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a NQSO or Stock Appreciation Right.

Restricted Stock and Restricted Stock Units. The recipient of a Restricted Stock Award or Restricted Stock Units will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of common stock at such time over the amount, if any, paid for the shares, and subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock Award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, deductible as such by us. Notwithstanding the foregoing, the holder of a Restricted Stock Award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock Award based on the fair market value of the shares of common stock on the date of the award, in which case (1) subject to Section 162(m) of the Code, we will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by us and (3) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made no later than thirty days after the grant of the Restricted Stock Award and is irrevocable.

Performance Awards, Deferred Stock and Stock Payments. An individual who has been granted a Performance Award, Deferred Stock or a Stock Payment generally will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time. Whether a Performance Award, Deferred Stock or a Stock Payment is paid in cash or

44 | Keane Group, Inc.

shares of common stock, the individual will have taxable compensation, and subject to the application of Section 162(m) of the Code as discussed below, we will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of common stock either at the time the Performance Award, Deferred Stock or a Stock Payment is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a Performance Award, Deferred Stock or a Stock Payment prior to the actual issuance of shares under the award will be compensation income to the employee and, subject to the application of Section 162(m) of the Code as discussed below, deductible as such by us.

Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer, chief financial officer or any of its three other highest paid officers, and any individual classified as a “covered employee” for purposes of Section 162(m) in a prior year.

Section 409A of the Code. Section 409A of the Code generally provides that any non-qualified deferred compensation arrangement which does not meet specific requirements regarding (1) timing of payouts, (2) advance election of deferrals or (3) restrictions on acceleration of payouts will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. Failure to comply with Section 409A of the Code may result in the early taxation (plus interest) to the holder of the deferred compensation and the imposition of a 20% penalty on the holder on such deferred amounts included in the holder’s income. In general, to avoid a violation of Section 409A of the Code, nonqualified deferred compensation amounts may only be paid out on a separation from service, disability, death, change-in-control, an unforeseen emergency (other than death) or a specified time (all as defined under Section 409A of the Code). Furthermore, an election to defer compensation must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for the reasons specified above may cause the amounts deferred to be subject to early taxation and the imposition of the excise tax. It is our intention that no award under the Equity Plan be “deferred compensation” subject to Section 409A of the Code unless and to the extent that the Compensation Committee determines otherwise. The terms and conditions governing any awards that the Compensation Committee determines will be subject to Section 409A of the Code will be set forth in an award agreement that will be drafted with the intent to comply with Section 409A of the Code.

The Equity Plan is not qualified under Section 401(a) of the Code.

The comments set forth in the above paragraphs are only a summary of certain of the United States federal income tax consequences relating to the Equity Plan. No consideration has been given to the effects of state, local or other tax laws on the Equity Plan or award recipients.

Inapplicability of ERISA

Based upon current law and published interpretations, we do not believe that the Equity Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

2019 Proxy Statement | 45

Other Information

Share Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of March 13, 2019 by:

●	each person who is known by us to beneficially own 5% or more of our outstanding shares of capital stock;

●	each member of our board of directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the address for each 5% stockholder, director and executive officer listed below is c/o Keane Group, Inc., 1800 Post Oak Boulevard, Suite 450, Houston, TX 77056.

Name of Beneficial Owner	Shares beneficially owned(1)	Percentage of common stock outstanding
5% Stockholders:
Keane Investor Holdings LLC(2)(3)	51,668,175	49.3%

Directors:
James C. Stewart	151,723	*
Lucas N. Batzer	—	—
Robert W. Drummond	36,218	*
Dale M. Dusterhoft	—	—
Marc G. R. Edwards	62,816	*
Christian A. Garcia	29,681	*
Lisa A. Gray	—	—
Gary M. Halverson	41,983	*
Shawn Keane	—	—
Elmer D. Reed	35,042	*
Lenard B. Tessler	—	—
Scott Wille	—	—

Named Executive Officers:
James C. Stewart	151,723	*
Robert W. Drummond	36,218	*
Gregory L. Powell	121,108	*
M. Paul DeBonis Jr.	66,798	*
Kevin M. McDonald	51,172	*
All directors and executive officers as a group(2) (15 persons)	533,725	*

46 | Keane Group, Inc.

*	Represents less than 1%.

(1)

For each of Messrs. Edwards, Garcia, Halverson and Reed this amount reflects to the total amount of vested and unvested restricted stock awards held by each director and includes 10,734 restricted shares granted on August 6, 2018 that will vest in accordance with the Director Compensation Plan (as defined above). For Mr. Edwards this also includes 17,362 shares granted on October 1, 2016 that will vest on October 1, 2019, for Mr. Garcia this also includes 12,632 shares granted on May 15, 2017 that will vest in equal portions on each of May 15, 2019 and 2020, and for Messrs. Halverson and Reed this also includes 10,417 shares granted on October 1, 2016 that will vest on October 1, 2019.

(2)

Keane Investor is held by a private investor group, including affiliates of Cerberus, members of the Keane family and certain current members of management. Messrs. Batzer, Tessler, Wille and Ms. Gray are affiliated with Cerberus. Affiliates of Cerberus have indirect economic interests in our common stock through Cerberus’ Class A interests in Keane Investor. Shawn Keane is affiliated with several of the Keane Parties (as defined below) that own Class A Units in Keane Investor and which, collectively, have indirect economic interests in our outstanding common stock. Several members of our management, including Messrs. Stewart, Powell, DeBonis and McDonald, hold Class B Units in Keane Investor. As a result, such individuals are entitled to certain cash distributions from Keane Investor. See “Related Person Transactions.”

(3)	The address for Keane Investor Holdings LLC and Messrs. Batzer, Tessler, Wille and Ms. Gray is c/o Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022.

Related Person Transactions

Certain Related Party Transactions

We paid COAC, an affiliate of Cerberus, fees totaling approximately $0.3 million during 2018 for consulting services provided in connection with improving the Company’s operations. We may retain COAC to provide similar services in the future.

Several of our board members are employees of Cerberus, and funds managed by one or more affiliates of Cerberus indirectly own a substantial portion of our equity through their ownership of Keane Investor.

Policy and Procedures for the Review, Approval or Ratification of Transactions with Related Persons

Prior to the completion of the IPO, our board of directors adopted a written policy (the “Related Party Policy”) and procedures for the review, approval or ratification of “Related Party Transactions” by the independent members of the Audit Committee. For purposes of the Related Party Policy, a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any fiscal year, (2) the Company or any of its subsidiaries is a participant, and (3) any Related Party (as defined herein) has or will have a direct or indirect material interest.

The Related Party Policy defines “Related Party” as any person who is, or, at any time since the beginning of the Company’s last fiscal year, was (1) an executive officer, director or nominee for election as a director of the Company or any of its subsidiaries, (2) a person with greater than five percent (5%) beneficial interest in the Company, (3) an immediate family member of any of the individuals or entities identified in (1) or (2) of this paragraph, and (4) any firm, corporation or other entity in which any of the foregoing individuals or entities is employed or is a general partner or principal or in a similar position or in which such person or entity has a five percent (5%) or greater beneficial interest. Immediate family members (each, a “Family Member”) includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home, other than a tenant or employee.

Prior to the Company entering into any Related Party Transaction, such Related Party Transaction will be reported to our General Counsel who will report the same to the Audit Committee. Our General Counsel will conduct an investigation and evaluation of the Related Party Transaction and will report his or her findings to the Audit Committee, including a summary of material facts. The Audit Committee will review the material facts of all Related Party Transactions which require the Audit Committee’s approval and either approve or disapprove of the Related Party Transaction, subject to the exceptions described below. If advance notice of a Related Party Transaction has been given to the Audit Committee and it is not possible to convene a meeting of the Audit Committee, then the chairman of the Audit Committee will consider whether the Related Party Transaction is appropriate and, if it is, will approve the Related Party Transaction, with the Audit

2019 Proxy Statement | 47

Committee being asked to ratify the Related Party Transaction at the next regularly scheduled meeting of the Audit Committee. In the event the Audit Committee does not ratify any such Related Party Transaction, management shall make all reasonable efforts to cancel or annul such Related Party Transaction. In determining whether to approve or ratify a Related Party Transaction, the Audit Committee, or its chairman, as applicable, will consider all factors it deems appropriate, including the factors listed below in “—Review Criteria.”

Entering into a Related Party Transaction without the approval or ratification required by the terms of the Related Party Policy is prohibited and a violation of such policy. In the event the company’s directors, executive officers or Chief Accounting Officer become aware of a Related Party Transaction that was not previously approved or ratified under the Related Party Policy, such person will promptly notify the Audit Committee (or, if it is not practicable for the company to wait for the Audit Committee to consider the matter, the chairman of the Audit Committee) will consider whether the Related Party Transaction should be ratified or rescinded or other action should be taken, with such review considering all of the relevant facts and circumstances regarding the Related Party Transaction, including the factors listed below in “—Review Criteria.” The chairman of the Audit Committee will report to the committee at its next regularly scheduled meeting any actions taken under the Related Party Policy pursuant to the authority delegated in this paragraph. The Audit Committee will also review all of the facts and circumstances pertaining to the failure to report the Related Party Transaction to the Audit Committee and will take, or recommend to our board of directors, any action the Audit Committee deems appropriate.

No member of the Audit Committee or director of our board will participate in any discussion or approval of a Related Party Transaction for which he or she is a Related Party, except that the Audit Committee member or board director will provide all material information concerning the Related Party Transaction to the Audit Committee.

If a Related Party Transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the Related Party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the Related Party to ensure that they are in compliance with the Audit Committee’s guidelines and that the Related Party Transaction remains appropriate.

Review Criteria

All Related Party Transactions will be reviewed in accordance with the standards set forth in the Related Party Policy after full disclosure of the Related Party’s interests in the transaction. As appropriate for the circumstances, the Audit Committee or its chairman, as applicable, will review and consider:

●	the Related Party’s interest in the Related Party Transaction;

●

the terms of the Related Party Transaction, including the approximate dollar value of the amount involved in the Related Party Transaction and the approximate dollar value of the amount of the Related Party’s interest in the transaction without regard to the amount of any profit or loss;

●	whether the transaction is being undertaken in the ordinary course of business of the Company;

●	whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

●	the purpose of, and the potential benefits to the Company of, the Related Party Transaction;

●	a description of any provisions or limitations imposed as a result of entering into the Related Party Transaction;

●	whether the proposed transaction includes any potential reputational risk issues for the Company which may arise as a result of or in connection with the Related Party Transaction;

●	whether the proposed transaction would violate any requirements of the Company’s financing or other material agreements; and

●	any other relevant information regarding the Related Party Transaction or the Related Party.

48 | Keane Group, Inc.

The Audit Committee, or its chairman, as applicable, may approve or ratify the Related Party Transaction only if the Audit Committee, or its chairman, as applicable, determines in good faith that, under all of the circumstances, the transaction is fair to the Company. The Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the Related Party in connection with approval of the Related Party Transaction.

Pre-Approved Related Party Transactions

The Audit Committee has determined that the following transactions will be deemed pre-approved or ratified and will not require review or approval of the Audit Committee, even if the aggregate amount involved will exceed $120,000, unless otherwise specifically determined by the Audit Committee.

●

Any employment by the Company of an executive officer of the Company or any of its subsidiaries if the related compensation conforms with our Company’s compensation policies and if the executive officer is not a Family Member of another executive officer or of a director of our board; and

●	Any compensation paid to a director of our board if the compensation is consistent with the Company’s bylaws and any compensation policies.

Notwithstanding anything to the contrary in the Related Party Policy, in the event the bylaws of the Company require review by our board of directors and/or approval of a Related Party Transaction, the Audit Committee, and its chairman, will not have the authority to review or approve a Related Party Transaction but will provide a recommendation to our board of directors for the board’s use in its consideration of a given Related Party Transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

All of our directors, executive officers and greater than 10% stockholders are required to file initial statements and reports of changes of ownership of our common stock on Forms 3, 4 and 5 with the SEC.

We have reviewed these reports, including any amendments there to and written representations from the directors and executive officers. Based upon this review, we believe that no directors, executive officer, or beneficial owner of more than 10% or more of our common stock failed to file a report on a timely basis during 2018.

Proposals by Stockholders

The Company expects that its 2020 Annual Meeting will be held in May 2020 consistent with the Company’s 2019 Annual Meeting. Stockholders of record who intend to submit a proposal at the annual meeting of stockholders in 2020 must provide written notice to the Company in accordance with the Company’s Bylaws. Under the Company’s Bylaws, such notice must be received at the Company’s principal executive offices, addressed to the Secretary of the Company, not earlier than January 10, 2020 nor later than February 9, 2020, which are dates at least 90 days but not more than 120 days in advance of the first anniversary of the date of the Annual Meeting.

Stockholders who intend to submit a proposal at 2020 Annual Meeting and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed in the Company’s Bylaws and Rule l4a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, stockholder proposals must be received by the Secretary of the Company at the Company’s principal executive offices not earlier than January 10, 2020 nor later than February 9, 2020. Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Householding

The SEC permits a single Proxy Statement to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

2019 Proxy Statement | 49

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one Proxy Statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate Proxy Statement in the future, or if any such beneficial stockholder that elected to continue to receive separate Proxy Statement wishes to receive a single Proxy Statement in the future, that stockholder should contact their broker or send a request to us care of the Corporate Secretary at 1800 Post Oak Boulevard, Suite 450, Houston, Texas 77056. Telephone requests may be directed to (713) 357-9490. We will deliver, promptly upon written or oral request, a separate copy of this Proxy Statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

50 | Keane Group, Inc.

 Appendix A  Amendment to Equity and Incentive Award Plan

WHEREAS, Keane Group, Inc., a Delaware corporation (the “Company”) previously adopted the Keane Group, Inc. Equity and Incentive Award Plan (the “Plan”), to provide equity compensation awards to its key employees; and

WHEREAS, the Company desires to increase the total number of authorized shares to 11,934,601 shares of the Company’s common stock;

NOW THEREFORE, the Company hereby amends Section 2.1(a) of the Plan as follows:

1.    Amendment to Section 2.1(a):

“Subject to Section 11.3 and Section 2.1(b), the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall be equal to 11,934,601 shares (the “Authorized Shares”).”

2.    The remainder of Section 2.1 and all other sections of the Plan shall remain unchanged.

ANNUAL MEETING OF STOCKHOLDERS OF

KEANE GROUP, INC.

May 9, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, the Proxy Statement, the proxy card and our annual report on Form 10-K for the fiscal year ended December 31, 2018 are available on our website at www.keanegrp.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

∎	00033333333333330400 2		052418

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
			1. Election of Directors	FOR	AGAINST	ABSTAIN

			James C. Stewart	☐	☐	☐
			Marc G. R. Edwards	☐	☐	☐
			Lucas N. Batzer	☐	☐	☐
			Robert W. Drummond	☐	☐	☐
			Dale M. Dusterhoft	☐	☐	☐
			Christian A. Garcia	☐	☐	☐
			Lisa A. Gray	☐	☐	☐
			Gary M. Halverson	☐	☐	☐
			Shawn Keane	☐	☐	☐
			Elmer D. Reed	☐	☐	☐
			Lenard B. Tessler	☐	☐	☐
			Scott Wille	☐	☐	☐

2.  To ratify the appointment of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2019 and to authorize the Board of Directors, acting through the Audit and Risk Committee, to determine the auditors’ remuneration.

				☐	☐	☐

			3. To approve, in an advisory vote, the compensation of our named executive officers.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	4. To approve the amendment to the Keane Group, Inc. Equity and Incentive Award Plan.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

0                    ⬛

KEANE GROUP, INC.

Proxy for Annual Meeting of Stockholders on May 9, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Kevin M. McDonald and Gregory L. Powell, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the 2019 Annual Meeting of Stockholders, to be held at The Woodlands Resort, located at 2301 North Millbend Drive, The Woodlands, Texas, 77380 on Thursday, May 9, 2019 at 10:00 a.m. Central Time, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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